Exhibit 99.1

EXPLANATORY NOTE

This Exhibit 99.1 contains certain retrospective revisions that have been made to the consolidated financial statements of TransDigm Group Inc. (the “Company”) that were previously contained in its Annual Report on Form 10-K for the year ended September 30, 2012 (the “2012 Form 10-K”) to reflect the change in reportable segments and presentation guidance of comprehensive income. The Company has updated and revised the following items that were contained in the 2012 Form 10-K to reflect the new reportable segment structure and presentation guidance of comprehensive income: (i) Item 1: “Business;” (ii) Item 7: “Management’s Discussion and Analysis of Financial Condition and Results of Operations;” and (iii) Item 8: “Financial Statements and Supplementary Data.” Revisions to the 2012 Form 10-K included in this Exhibit 99.1 as noted above supersede the corresponding portions of the 2012 Form 10-K. All other information in the 2012 Form 10-K remains unchanged. This Exhibit 99.1 does not modify or update the disclosures therein in any way, nor does it reflect any subsequent information or events, other than as required to reflect the change in segments as described above.

Special Note Regarding Forward-Looking Statements

This report on Form 10-K contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and 27A of the Securities Act of 1933, as amended. Discussions containing such forward-looking statements may be found in Items 1,1A, 2, 3, 5 and 7 hereof and elsewhere within this Report generally. In addition, when used in this Report, the words “believes,” “anticipates,” “expects,” “should” and similar words or expressions are intended to identify forward-looking statements. Although the Company (as defined below) believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements made in this Report. The more important of such risks and uncertainties are set forth under the caption “Risk Factors” and elsewhere in this Report. Many such factors are outside the control of the Company. Consequently, such forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We do not undertake, and specifically decline any obligation, to publicly release the results of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements.

In this report, the term “TD Group” refers to TransDigm Group Incorporated, which holds all of the outstanding capital stock of TransDigm Inc. The terms “Company,” “TransDigm,” “we,” “us,” “our” and similar terms refer to TD Group, together with TransDigm Inc. and its direct and indirect subsidiaries. References to “fiscal year” mean the year ending or ended September 30. For example, “fiscal year 2012” or “fiscal 2012” means the period from October 1, 2011 to September 30, 2012.

ITEM 1.	BUSINESS

The Company

TransDigm Inc. was formed in July 1993 in connection with the acquisition of certain businesses from IMO Industries Inc. TransDigm Group Incorporated (“TD Group”) was formed in July 2003 to facilitate the acquisition of TransDigm, Inc. In March 2006 and May 2007, certain stockholders of TD Group and certain members of our management sold shares of TD Group common stock in underwritten public offerings. TD Group did not offer any shares of common stock for sale in the offerings and TD Group did not receive any of the proceeds from the sale of shares by the selling stockholders. As a result of the initial public offering in 2006, TD Group’s common stock is publicly traded on the New York Stock Exchange under the ticker symbol “TDG.”

We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. We estimate that about 90% of our net sales for fiscal year 2012 were generated by proprietary products. In addition, for fiscal year 2012, we estimate that we generated about 3/ 4 of our net sales from products for which we are the sole source provider.

Most of our products generate significant aftermarket revenue. Once our parts are designed into and sold on a new aircraft, we generate net sales from aftermarket consumption over the life of that aircraft, which is generally estimated to be approximately 30 years. A typical platform can be produced for 20 to 30 years, giving us an estimated product life cycle of 50-60 years. We estimate that approximately 55% of our net sales in fiscal year 2012 were generated from aftermarket sales, the vast majority of which come from the commercial and military aftermarkets. These aftermarket revenues have historically produced a higher gross margin and been more stable than sales to original equipment manufacturers, or OEMs.

Segments

During TransDigm’s third quarter ended June 29, 2013, the Company changed its internal management structure and its reporting structure of financial information used to assess performance and allocate resources. The Company’s businesses are organized and managed in three reporting segments: Power & Control, Airframe and Non-aviation.

The Power & Control segment includes operations that primarily develop, produce and market systems and components that predominately provide power to or control power of the aircraft utilizing electronic, fluid, power and mechanical motion control technologies. Primary customers of this segment are engine and power system and subsystem suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Airframe segment includes operations that primarily develop, produce and market systems and components that are used in non-power airframe applications utilizing airframe and cabin structure technologies. Primary customers of this segment are airframe manufacturers and cabin system suppliers and sub system suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Non-aviation segment includes operations that primarily develop, produce and market products for non-aviation markets. Primary customers of this segment are off road vehicle suppliers and sub system suppliers, child restraint system suppliers, satellite and space system suppliers and fueling system components primarily for the mining industry.

Products

We primarily design, produce and supply highly-engineered proprietary aerospace components (and certain systems/subsystems) with significant aftermarket content. We seek to develop highly customized products to solve specific needs for aircraft operators and manufacturers. We attempt to differentiate ourselves based on engineering, service and manufacturing capabilities. We typically choose not to compete for non-proprietary “build to print” business because it frequently offers lower margins than proprietary products. We believe that our products have strong brand names within the industry and that we have a reputation for high quality, reliability and customer support.

Our business is well diversified due to the broad range of products that we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Sales and Marketing

Consistent with our overall strategy, our sales and marketing organization is structured to continually develop technical solutions that meet customer needs. In particular, we attempt to focus on products and programs that will lead to high-margin, repeatable sales in the aftermarket.

We have structured our sales efforts along our major product offerings, assigning a product manager to certain products. Each product manager is expected to grow the sales and profitability of the products for which he or she is responsible and to achieve the targeted annual level of bookings, sales, new business and profitability for such products. The product managers are assisted by account managers and sales engineers who are responsible for covering major OEM and aftermarket accounts. Account managers and sales engineers are expected to be familiar with the personnel, organization and needs of specific customers, to achieve total bookings and new business goals at each account and, together with the product managers, to determine when additional resources are required at customer locations. Most of our sales personnel are evaluated, in part, on their bookings and their ability to identify and obtain new business opportunities.

Though typically performed by employees, the account manager function may be performed by independent representatives depending on the specific customer, product and geographic location. We also use a number of distributors to provide logistical support as well as primary customer contact with certain smaller accounts. Our major distributors are Aviall, Inc. (a subsidiary of The Boeing Company) and Satair A/S (a subsidiary of Airbus).

Manufacturing and Engineering

We maintain 35 principal manufacturing facilities. Most of our manufacturing facilities are comprised of manufacturing, distribution and engineering functions, and most facilities have certain administrative functions, including management, sales and finance. We continually strive to improve productivity and reduce costs, including rationalization of operations, developing improved control systems that allow for accurate product profit and loss accounting, investing in equipment, tooling, information systems and implementing broad-based employee training programs. Management believes that our manufacturing systems and equipment contribute to our ability to compete by permitting us to meet the rigorous tolerances and cost sensitive price structure of aircraft component customers.

We attempt to differentiate ourselves from our competitors by producing uniquely engineered products with high quality and timely delivery. Our engineering costs are recorded in Cost of Sales and in Selling and Administrative captions in our Consolidated Statements of Income. Total engineering expense represents approximately 6% of our operating units’ aggregate costs, or approximately 3% of our consolidated net sales. Our proprietary products, and particularly our new product initiatives, are designed by our engineers and are intended to serve the needs of the aircraft component industry. These proprietary designs must withstand the extraordinary conditions and stresses that will be endured by products during use and meet the rigorous demands of our customers’ tolerance and quality requirements.

We use sophisticated equipment and procedures to comply with quality requirements, specifications and Federal Aviation Administration (the “FAA”) and OEM requirements. We perform a variety of testing procedures, including testing under different temperature, humidity and altitude levels, shock and vibration testing and X-ray fluorescent measurement. These procedures, together with other customer approved techniques for document, process and quality control, are used throughout our manufacturing facilities.

Customers

Our customers include: (1) distributors of aerospace components; (2) worldwide commercial airlines, including national and regional airlines; (3) large commercial transport and regional and business aircraft OEMs; (4) various armed forces of the United States and friendly foreign governments; (5) defense OEMs; (6) system suppliers; and (7) various other industrial customers. For the year ended September 30, 2012, Boeing (which includes Aviall, Inc., a distributor of commercial aftermarket parts to airlines throughout the world) accounted for approximately 13% of our net sales. Our top ten customers for fiscal year 2012 accounted for approximately 43% of our net sales. Products supplied to many of our customers are used on multiple platforms.

Active commercial production programs include the Boeing 737, 747, 767, 777 and 787, the Airbus A319/20/21, A330/A340 and A380, the Bombardier CRJ’s, Challenger and Learjets, the Embraer RJ’s, the Cessna Citation family, the Raytheon Premier and Hawker and most Gulfstream airframes. Military platforms include aircraft such as the Boeing C-17, F-15, F-18 and V-22, the Lockheed Martin C-130J, F-16 and F-35 Joint Strikefighter, the Northrop Grumman E-2C Hawkeye, the UH-60 Blackhawk, CH-47 Chinook and AH-64 Apache helicopters, the General Atomics Predator Drone and the Raytheon Patriot Missile. TransDigm has been awarded numerous contracts for the development of engineered products for production on the Airbus A350XWB, A320 NEO and A400M programs, the Bombardier Learjet 85, the Sikorsky S-97 and Boeing P-8 Poseidon.

We believe that we have strong customer relationships with almost all large commercial transport, regional, general aviation and military OEMs. The demand for our aftermarket parts and services depends on, among other things, the breadth of our installed OEM base, revenue passenger miles (“RPMs”), the size and age of the worldwide aircraft fleet and, to a lesser extent, airline profitability. We believe that we are also a leading supplier of components used on U.S.—designed military aircraft, including components that are used on a variety of fighter aircraft, military freighters and military helicopters.

Competition

The niche markets within the aerospace industry that we serve are relatively fragmented and we face several competitors for many of the products and services we provide. Due to the global nature of the commercial aircraft industry, competition in these categories comes from both U.S. and foreign companies. Competitors in our product offerings range in size from divisions of large public corporations to small privately-held entities, with only one or two components in their entire product portfolios.

We compete on the basis of engineering, manufacturing and marketing high quality products, which we believe meet or exceed the performance and maintenance requirements of our customers, consistent and timely delivery, and superior customer service and support. The industry’s stringent regulatory, certification and technical requirements, and the investments necessary in the development and certification of products, create barriers to entry for potential new competitors. As long as customers receive products that meet or exceed expectations and performance standards, we believe that they will have a reduced incentive to certify another supplier because of the cost and time of the technical design and testing certification process. In addition, we believe that the availability, dependability and safety of our products are reasons for our customers to continue long-term supplier relationships.

Government Contracts

Companies engaged in supplying defense-related equipment and services to U.S. Government agencies are subject to business risks specific to the defense industry. These risks include the ability of the U.S. Government to unilaterally: (1) suspend us from receiving new contracts pending resolution of alleged violations of procurement laws or regulations; (2) terminate existing contracts; (3) reduce the value of existing contracts; (4) audit our contract-related costs and fees, including allocated indirect costs; and (5) control and potentially prohibit the export of our products.

Governmental Regulation

The commercial aircraft component industry is highly regulated by both the FAA in the United States and by the Joint Aviation Authorities in Europe and other agencies throughout the world, while the military aircraft component industry is governed by military quality specifications. We, and the components we manufacture, are required to be certified by one or more of these entities or agencies, and, in many cases, by individual OEMs, in order to engineer and service parts and components used in specific aircraft models.

We must also satisfy the requirements of our customers, including OEMs and airlines that are subject to FAA regulations, and provide these customers with products and services that comply with the government regulations applicable to commercial flight operations. In addition, the FAA requires that various maintenance routines be performed on aircraft components. We believe that we currently satisfy or exceed these maintenance standards in our repair and overhaul services. We also maintain several FAA approved repair stations.

In addition, sales of many of our products that will be used on aircraft owned by non-U.S. entities are subject to compliance with U.S. export control laws.

Our operations are also subject to a variety of worker and community safety laws. The Occupational Safety and Health Act (“OSHA”), mandates general requirements for safe workplaces for all employees. In addition, OSHA provides special procedures and measures for the handling of certain hazardous and toxic substances.

Raw Materials

We require the use of various raw materials in our manufacturing processes. We also purchase a variety of manufactured component parts from various suppliers. At times, we concentrate our orders among a few suppliers in order to strengthen our supplier relationships. Raw materials and component parts are generally available from multiple suppliers at competitive prices.

Intellectual Property

We have various trade secrets, proprietary information, trademarks, trade names, patents, copyrights and other intellectual property rights, which we believe, in the aggregate but not individually, are important to our business.

Backlog

As of September 30, 2012, the Company estimated its sales order backlog at $833 million compared to an estimated sales order backlog of $737 million as of September 30, 2011. The increase in backlog is primarily due to the acquisitions of Aero-Instruments, Harco and AmSafe discussed below, totaling approximately $62 million and an increase in orders across existing OEM product lines and to a lesser extent the aftermarket. The majority of the purchase orders outstanding as of September 30, 2012 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation or deferral by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of the Company’s receipt of purchase orders and the speed with which those orders are filled. Accordingly, the Company’s backlog as of September 30, 2012 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

Although we manufacture a significant portion of our products in the United States, we manufacture some products in Belgium, China, Malaysia, Mexico, Sri Lanka and the United Kingdom. We sell our products in the United States, as well as in foreign countries. Although the majority of sales of our products are made to customers including distributors located in the United States, our products are ultimately sold to and used by customers, including airlines and other end users of aircraft, throughout the world. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including currency fluctuations, difficulties in staffing and managing multi-national operations, general economic and political uncertainties and potential for social unrest in countries in which we operate, limitations on our ability to enforce legal rights and remedies, restrictions on the repatriation of funds, change in trade policies, tariff regulation, difficulties in obtaining export and import licenses and the risk of government financed competition.

Our direct sales to foreign customers were approximately $508.8 million, $305.5 million, and $170.6 million for fiscal years 2012, 2011 and 2010, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other action that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments’ countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Environmental Matters

Our operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the remediation of contamination and the health and safety of our employees. Environmental laws and regulations may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. Certain facilities and third-party sites utilized by subsidiaries of the Company have been identified as potentially responsible parties under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under applicable laws.

Estimates of the Company’s environmental liabilities are based on current facts, laws, regulations and technology. These estimates take into consideration the Company’s prior experience and professional judgment of the Company’s environmental specialists. Estimates of the Company’s environmental liabilities are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation.

Accordingly, as investigation and remediation proceed, it is likely that adjustments in the Company’s accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the Company’s results of operations or cash flows in a given period. Based on currently available information, however, the Company does not believe that future environmental costs in excess of those accrued with respect to sites for which the Company has been identified as a potentially responsible party are likely to have a material adverse effect on the Company’s financial condition.

Environmental liabilities are recorded when the liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigation and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites, third party indemnity obligations, and an assessment of the likelihood that such parties will fulfill their obligations at such sites.

Employees

As of September 30, 2012, we had approximately 5,400 full time, part time and temporary employees. Approximately 12% of our employees were represented by labor unions. Collective bargaining agreements between us and these labor unions expire at various dates ranging from November 2012 to April 2016. We consider our relationship with our employees generally to be satisfactory.

Legal Proceedings

We are from time to time subject to, and are presently involved in, litigation or other legal proceedings arising in the ordinary course of business. Based upon information currently known to us, we believe the outcome of such proceedings will not have, individually or in the aggregate, a material adverse effect on our business, our financial condition or results of operations.

Available Information

TD Group’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, including any amendments, will be made available free of charge on the Company’s website, www.transdigm.com, as soon as reasonably practicable, following the filing of the reports with the Securities and Exchange Commission.

ITEM 7.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read together with “Selected Financial Data” and TD Group’s consolidated financial statements and the related notes included elsewhere in this report. The following discussion may contain predictions, estimates and other forward-looking statements that involve a number of risks and uncertainties, including those discussed under the heading entitled “Risk Factors” included elsewhere in this report. These risks could cause our actual results to differ materially from any future performance suggested below.

Overview

We believe we are a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. Our business is well diversified due to the broad range of products we offer to our customers. Some of our more significant product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology. Each of these product offerings is composed of many individual products that are typically customized to meet the needs of a particular aircraft platform or customer.

Long-term Sustainable Growth

For fiscal year 2012, we generated net sales of $1,700.2 million, gross profit of $945.7 million or 55.6% of sales, and net income of $325.0 million. We believe we have achieved steady, long-term growth in sales and improvements in operating performance since our formation in 1993 due to our competitive strengths and through execution of our value-driven operating strategy. More specifically, focusing our businesses on our value-driven operating strategy of obtaining profitable new business, carefully controlling the cost structure and pricing our highly engineered value-added products to fairly reflect the value we provide and the resources required to do so has historically resulted in improvements in gross profit and income from operations over the long term.

Our selective acquisition strategy has also contributed to the growth of our business. The integration of certain acquisitions into our existing businesses combined with implementing our proven operating strategy has historically resulted in improvements of the financial performance of the acquired business.

Our key competitive strengths and the elements of our business strategy are set forth in more detail below.

We believe our key competitive strengths include:

Large and Growing Installed Product Base with Aftermarket Revenue Stream. We provide components to a large and growing installed base of aircraft to which we supply aftermarket products. We estimate that our products are installed on approximately 70,000 commercial transport, regional transport, military and general aviation fixed wing turbine aircraft and rotary wing aircraft.

Diversified Revenue Base. We believe that our diversified revenue base reduces our dependence on any particular product, platform or market channel and has been a significant factor in maintaining our financial performance. Our products are installed on almost all of the major commercial aircraft platforms now in production. We expect to continue to develop new products for military and commercial applications.

Significant Barriers to Entry. We believe that the niche nature of our markets, the industry’s stringent regulatory and certification requirements, the large number of products that we sell and the investments necessary to develop and certify products create barriers to entry for potential competitors.

Our business strategy is made up of two key elements: (1) a value-driven operating strategy focused around our three core value drivers and (2) a selective acquisition strategy.

Value-Driven Operating Strategy. Our three core value drivers are:

•

Obtaining Profitable New Business. We attempt to obtain profitable new business by using our technical expertise, application skill and our detailed knowledge of our customer base and the individual niche markets in which we operate. We have regularly been successful in identifying and developing both aftermarket and OEM products to drive our growth.

•

Improving Our Cost Structure. We are committed to maintaining and continuously improving our lean cost structure through detailed attention to the cost of each of the products that we offer and our organizational structure, with a focus on reducing the cost of each.

•

Providing Highly Engineered Value-Added Products to Customers. We focus on the engineering, manufacturing and marketing of a broad range of highly engineered niche products that we believe provide value to our customers. We believe we have been consistently successful in communicating to our customers the value of our products. This has generally enabled us to price our products to fairly reflect the value we provide and the resources required to do so.

Selective Acquisition Strategy. We selectively pursue the acquisition of proprietary aerospace component businesses when we see an opportunity to create value through the application of our three core value-driven operating strategies. The aerospace industry, in particular, remains highly fragmented, with many of the companies in the industry being small private businesses or small non-core operations of larger businesses. We have significant experience among our management team in executing acquisitions and integrating acquired businesses into our company and culture. As of the date of this report, we have successfully acquired and integrated 39 businesses and/or product lines since our formation in 1993. Many of these acquisitions have been integrated into an existing TransDigm production facility, which enables a higher production capacity utilization, which in turn improves gross profit levels due to the ability to spread the fixed manufacturing overhead costs over higher production volume.

Certain Acquisitions and Divestitures

Aero-Instruments Co., LLC

On September 17, 2012, TransDigm Inc. acquired all of the outstanding equity interests in Aero-Instruments Co., LLC (“Aero-Instruments”), for approximately $34.7 million in cash, subject to adjustments based on the level of working capital as of the closing date of the acquisition. Aero-Instruments designs and manufactures highly engineered air data sensors including pitot probes, pitot-static probes, static pressure ports, angle of attack, temperature sensors and flight test equipment for use primarily in the business jet and helicopter markets. These products fit well with TransDigm’s overall business direction. Aero-Instruments will be integrated into TransDigm’s Power & Control segment. The Company is in the process of obtaining information to value certain tangible and intangible assets of Aero-Instruments, and therefore the consolidated financial statements at September 30, 2012 reflect a preliminary purchase price allocation for the business.

AmSafe Global Holdings, Inc. Acquisition

On February 15, 2012, TransDigm Inc. acquired all of the outstanding stock of AmSafe Global Holdings, Inc. (“AmSafe”), for approximately $749.7 million in cash, which includes a purchase price adjustment of $0.5 million paid in the third quarter of fiscal 2012. AmSafe is a leading supplier of innovative, highly engineered and proprietary safety and restraint equipment used primarily in the global aerospace industry. These products fit well with TransDigm’s overall business direction. The majority of AmSafe product lines will be integrated into TransDigm’s Airframe segment, and the remaining product lines will be integrated into the Non-aviation segment. The distribution business acquired as part of AmSafe was sold on August 16, 2012 for approximately $17.7 million in cash, subject to adjustments based on the level of working capital as of the closing date of the sale. The Company is in the process of obtaining information to value certain tangible and intangible assets of AmSafe, and therefore the consolidated financial statements at September 30, 2012 reflect a preliminary purchase price allocation for the business.

Harco Laboratories Acquisition

On December 9, 2011, TransDigm Inc. acquired all of the outstanding stock of Harco Laboratories, Incorporated (“Harco”), for approximately $83.3 million in cash, which includes a purchase price adjustment of $0.4 million paid in the second quarter of fiscal 2012. Harco designs and manufactures highly engineered thermocouples, sensors, engine cable assemblies and related products for commercial aircraft. These products fit well with TransDigm’s overall business direction. Harco will be integrated into TransDigm’s Power & Control segment. The Company is in the process of obtaining information to value certain tangible and intangible assets of Harco, and therefore the consolidated financial statements at September 30, 2012 reflect a preliminary purchase price allocation for the business.

Schneller Holdings Acquisition

On August 31, 2011, TransDigm Inc. acquired all of the outstanding equity interests in Schneller Holdings LLC (“Schneller”) for approximately $288.6 million in cash, which includes a purchase price adjustment of $1.0 million paid in the first quarter of fiscal 2012. Schneller designs and manufactures proprietary, highly engineered laminates, thermoplastics, and non-textile flooring for use primarily on side walls, lavatories, galleys, bulkheads and cabin floors for commercial aircraft. These products fit well with TransDigm’s overall business direction. Schneller was integrated into TransDigm’s Airframe segment.

Talley Actuation Acquisition

On December 31, 2010, AeroControlex Group, Inc., a wholly owned subsidiary of TransDigm Inc., acquired the actuation business of Telair International Inc. (“Talley Actuation”), a wholly-owned subsidiary of Teleflex Incorporated, for approximately $93.6 million in cash, which includes a purchase price adjustment of $0.3 million received in the third quarter of fiscal 2011. Talley Actuation manufactures proprietary, highly engineered electro-mechanical products and other components for commercial and military aircraft. These products fit well with TransDigm’s overall business direction. Talley Actuation was integrated into TransDigm’s Power & Control segment.

McKechnie Aerospace Holdings, Inc. Acquisition

On December 6, 2010, TransDigm Inc. acquired all of the outstanding stock of McKechnie Aerospace Holdings Inc. (“McKechnie Aerospace”), for approximately $1.27 billion in cash, which includes a purchase price adjustment of $0.3 million paid in the third quarter of fiscal 2011. McKechnie Aerospace, through its subsidiaries, is a leading global designer, producer and supplier of aerospace components, assemblies and subsystems for commercial aircraft, regional/business jets, military fixed wing and rotorcraft. Some of the businesses acquired as part of McKechnie Aerospace have since been divested (see below). The remaining products fit well with TransDigm’s overall business direction. Certain product lines of McKechnie Aerospace were integrated into TransDigm’s Power & Control and Airframe segments.

Semco Instruments Acquisition

On September 3, 2010, TransDigm Inc. acquired all of the outstanding capital stock of Semco Instruments, Inc. (“Semco Instruments”) for approximately $73.6 million in cash, which includes a purchase price adjustment of $3.0 million paid in the first quarter of fiscal 2011. Semco Instruments is a designer and manufacturer of proprietary, highly engineered components for all major turbo-prop, turbo-fan, and turbo-shaft engines, which are primarily used on helicopters, business jets and selected regional airplanes. These products fit well with TransDigm’s overall business direction. Semco Instruments was integrated into TransDigm’s Power & Control segment.

Dukes Aerospace Acquisition

On December 2, 2009, Dukes Aerospace, Inc., a wholly owned subsidiary of TransDigm Inc., acquired substantially all of the aerospace-related assets of Dukes, Inc. and GST Industries, Inc. (collectively “Dukes Aerospace”) for approximately $95.5 million in cash, which includes a purchase price adjustment of $0.2 million received in the third quarter of fiscal 2011. Dukes Aerospace is a supplier of proprietary, highly engineered components primarily to the business jet, regional jet, and military aerospace markets, along with commercial and military helicopter markets. The products are comprised primarily of highly engineered valves and certain pumps, solenoids and related components. These products fit well with TransDigm’s overall business direction. Dukes Aerospace was integrated into TransDigm’s Power & Control segment.

Aero Quality Sales Divestiture

On April 7, 2011, the Company completed the divestiture of Aero Quality Sales (“AQS”) to Satair A/S for approximately $31.8 million in cash, which includes a $1.8 million working capital adjustment received in the third quarter of fiscal 2011. AQS, which was acquired as part of the McKechnie Aerospace acquisition, is a distributor and service center of aircraft batteries and battery support equipment. The Company’s Chairman and Chief Executive Officer, W. Nicholas Howley was a director of Satair A/S from 2006 through October 2011. Mr. Howley disclosed his relationship to Satair A/S to the Company’s board of directors and abstained from the related vote.

Fastener Business Divestiture

On March 9, 2011, the Company completed the divestiture of its fastener business for approximately $239.6 million in cash. This business, which was acquired as part of the McKechnie Aerospace acquisition, is made up of Valley-Todeco, Inc. and Linread Ltd. The business designs and manufactures fasteners, fastening systems and bearings for commercial, military and general aviation aircraft.

Recent Development

Agreement to Acquire Goodrich Pump & Engine Control Systems

On October 25, 2012, the Company entered into a definitive agreement with Goodrich Corporation, a subsidiary of United Technologies Corporation, to acquire the assets of the Goodrich Pump & Engine Control Systems business (“GPECS”) for approximately $236 million in cash. The acquisition, which is subject to approval by the U.S. Department of Justice and the European Commission, is expected to close late in the current calendar year or early in 2013. GPECS manufactures proprietary, highly engineered aerospace fuel systems for the business jet, helicopter, military and commercial marketplace.

On December 6, 2012, TransDigm Inc. and Goodrich Corporation mutually agreed to terminate the asset purchase agreement dated October 26, 2012.

EBITDA and EBITDA As Defined

The following table sets forth a reconciliation of net income to EBITDA and EBITDA As Defined:

	Fiscal Years Ended September 30,
	2012	2011
	(in thousands)
Net income	$324,969	$172,134
Less income from discontinued operations	—	19,909

Income from continuing operations	324,969	152,225
Adjustments:
Depreciation and amortization expense	68,227	60,460
Interest expense, net	211,906	185,256
Income tax provision	162,900	77,200

EBITDA, excluding discontinued operations(1)	768,002	475,141
Adjustments:
Inventory purchase accounting adjustments(2)	12,882	18,073
Acquisition integration costs(3)	7,896	11,821
Acquisition transaction-related expenses(4)	5,880	2,817
Non-cash compensation costs(5)	22,151	12,568
Acquisition earn-out adjustments(6)	(5,000)	(3,000)
Other acquisition accounting adjustments	(2,792)	—
Refinancing costs(7)	—	72,454

EBITDA As Defined(1)	$809,019	$589,874

(1)	EBITDA represents earnings from continuing operations before interest, taxes, depreciation and amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net income to EBITDA and EBITDA As Defined. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.
(2)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(3)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(4)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(5)	Represents the compensation expense recognized by TD Group under our stock option plans.
(6)	Represents the reversal of the earn-out liability related to the Dukes Aerospace acquisition based on lower growth projections relative to the required growth targets of the four-year earn-out arrangement.
(7)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write off of debt issue costs and unamortized note premium and discount and settlement of the interest rate swap agreement and other expenses.

The following table sets forth a reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined:

	Fiscal Years Ended September 30,
	2012	2011
	(in thousands)
Net Cash Provided by Operating Activities	$413,885	$260,386
Adjustments:
Changes in assets and liabilities, net of effects from acquisitions of businesses	(11,749)	(30,874)
Interest expense, net(1)	199,362	175,414
Income tax provision—current	138,100	130,109
Non-cash equity compensation(2)	(22,151)	(12,574)
Excess tax benefit from exercise of stock options	50,555	23,411
Refinancing costs(3)	—	(72,454)

EBITDA(4)	768,002	473,418
Adjustments:
Inventory purchase accounting adjustments(5)	12,882	21,828
Acquisition integration costs(6)	7,896	11,821
Acquisition transaction-related expenses(7)	5,880	2,817
Stock option expense(8)	22,151	12,568
Acquisition earnout adjustments(9)	(5,000)	(3,000)
Other acquisition accounting adjustments	(2,792)	—
Refinancing costs(3)	—	72,454
EBITDA from discontinued operations	—	(2,032)

EBITDA As Defined(4)	$809,019	$589,874

(1)	Represents interest expense excluding the amortization of debt issue costs and note premium and discount.
(2)	Represents the compensation expense recognized by TD Group under its stock plans.
(3)

Represents costs incurred in connection with the refinancing in December 2010, including the premium paid to redeem our 7 3/4% senior subordinated notes due 2014, the write off of debt issue costs and unamortized note premium and discount and settlement of the interest rate swap agreement and other expenses. d amortization. EBITDA As Defined represents EBITDA plus, as applicable for each relevant period, certain adjustments as set forth in the reconciliation of net cash provided by operating activities to EBITDA and EBITDA As Defined. See “Non-GAAP Financial Measures” for additional information and limitations regarding these non-GAAP financial measures.

(5)	Represents accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold.
(6)	Represents costs incurred to integrate acquired businesses and product lines into TD Group’s operations, facility relocation costs and other acquisition-related costs.
(7)	Represents transaction-related costs comprising deal fees; legal, financial and tax due diligence expenses; and valuation costs that are required to be expensed as incurred.
(8)	Represents the compensation expense recognized by TD Group under our stock option plans.
(9)	Represents the reversal of the earn-out liability related to the Dukes Aerospace acquisition based on lower growth projections relative to the required growth targets of the four-year earn-out arrangement.

Trend Information

We predominantly serve customers in the commercial, regional, business jet and general aviation aftermarket, which accounts for approximately 42% of total sales; the commercial aerospace OEM market, comprising large commercial transport manufacturers and regional and business jet manufacturers, which accounts for approximately 29% of total sales; and the defense market, which accounts for approximately 23% of total sales. Non-aerospace sales comprise approximately 6% of our total sales.

The commercial aerospace industry, including the aftermarket and OEM market, is impacted by the health of the global economy and geo-political events around the world. The commercial aerospace industry had shown strength with increases in revenue passenger miles, or RPMs, between 2003 and 2008, as well as increases in OEM production and backlog. However, in 2009, the global economic downturn negatively impacted the commercial aerospace industry causing RPMs to decline slightly. This market sector began to rebound in 2010 and positive growth has continued thru 2012 with increases in RPMs, as well as the growth in the large commercial OEM sector (aircraft with 100 or more seats) with order announcements by The Boeing Company and Airbus S.A.S. leading to planned increases in production. The 2013 leading indicators and industry consensus suggest a modest continuation of current trends in the commercial transport market sector supported by continued modest RPM growth and increases in production at the OEM level.

The defense aerospace market is dependent on government budget constraints, the timing of orders and the extent of global conflicts. It is not necessarily affected by general economic conditions that affect the commercial aerospace industry.

Our presence in both the commercial aerospace and military sectors of the aerospace industry may mitigate the impact on our business of any specific industry risk. We service a diversified customer base in the commercial and military aerospace industry, and we provide components to a diverse installed base of aircraft, which mitigates our exposure to any individual airframe platform. At times, declines in sales in one channel have been offset by increased sales in another. However, due to differences between the profitability of our products sold to OEM and aftermarket customers, variation in product mix can cause variation in gross margin.

There are many short-term factors (including inventory corrections, unannounced changes in order patterns, strikes and mergers and acquisitions) that can cause short-term disruptions in our quarterly shipment patterns as compared to previous quarters and the same periods in prior years. As such, it can be difficult to determine longer-term trends in our business based on quarterly comparisons. To normalize for short-term fluctuations, we tend to look at our performance over several quarters or years of activity rather than discrete short-term periods.

There are also fluctuations in OEM and aftermarket ordering and delivery requests from quarter-to-quarter, as well as variations in product mix from quarter-to-quarter, that may cause positive or negative variations in gross profit margins since commercial aftermarket sales have historically produced a higher gross margin than sales to commercial OEMs. Again, in many instances these are timing events between quarters and must be balanced with macro aerospace industry indicators.

Commercial Aftermarket

The key growth factors in the commercial aftermarket include worldwide RPMs and the size and activity level of the worldwide fleet of aircraft. After a decline in RPMs in 2009, worldwide RPMs returned to growth between 2010 and 2012 and current industry consensus indicates that positive RPM growth will continue in 2013.

Commercial OEM Market

Conditions in the commercial transport market sector continued to improve during 2012. Our commercial transport OEM shipments and revenues generally run ahead of the Boeing and Airbus airframe delivery schedules. As a result and consistent with prior years, our fiscal 2013 shipments will be a function of, among other things, the estimated 2013 and 2014 commercial airframe production rates. We are now experiencing increased sales in the large commercial OEM sector (aircraft with 100 or more seats) driven by an increase in production by The Boeing Company and Airbus S.A.S tied to previous order announcements. Industry consensus indicates this production increase will continue in 2013 and 2014.

The business jet OEM market significantly declined between 2008 and 2010, impacted by the slowdown in economic growth, corporate profits, commodity prices and stock market returns across the world. However, the business jet OEM market started to recover in 2011, continued this recovery in 2012 and is expected to continue to show modest growth in 2013.

Defense

Our military business fluctuates from year to year, and is dependent, to a degree, on government budget constraints, the timing of orders and the extent of global conflicts. In recent years, defense spending has reached historic highs, due in part to the military engagements in Afghanistan and Iraq and the war on terrorism. We anticipate that military related sales of our types of products could start to decline modestly in future years over the current high levels.

Critical Accounting Policies

Our consolidated financial statements have been prepared in conformity with GAAP, which often requires the judgment of management in the selection and application of certain accounting principles and methods. Management believes that the quality and reasonableness of our most critical policies enable the fair presentation of our financial position and results of operations. However, investors are cautioned that the sensitivity of financial statements to these methods, assumptions and estimates could create materially different results under different conditions or using different assumptions.

We have identified the following as the most critical accounting policies upon which our financial status depends. These critical policies were determined by considering accounting policies that involve the most complex or subjective decisions or assessments. Our most critical accounting policies are as follows:

Revenue Recognition and Related Allowances: Revenue is recognized from the sale of products when title and risk of loss passes to the customer, which is generally at the time of shipment. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Collectability of amounts recorded as revenue is reasonably assured at the time of sale. Provisions for returns, uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. We have a history of making reasonably dependable estimates of such allowances; however, due to uncertainties inherent in the estimation process, it is possible that actual results may vary from the estimates and the differences could be material.

Management estimates the allowance for doubtful accounts based on the aging of the accounts receivable and customer creditworthiness. The allowance also incorporates a provision for the estimated impact of disputes with customers. Management’s estimate of the allowance amounts that are necessary includes amounts for specifically identified credit losses and estimated credit losses based on historical information. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. Depending on the resolution of potential credit and other collection issues, or if the financial condition of any of the Company’s customers were to deteriorate and their ability to make required payments were to become impaired, increases in these allowances may be required. Historically, changes in estimates in the allowance for doubtful accounts have not been significant.

The Company provides limited warranties in connection with the sale of its products. The warranty period for products sold, which varies among the Company’s operations, is typically less than two years but can be in the range from 90 days to six years. In addition, certain contracts with distributors contain right of return provisions. The Company accrues for estimated returns and warranty claims based on knowledge of product performance issues and based on excess inventories provided by its customers and industry sources. The Company also provides a general amount based on historical trends. To the extent total warranty claims differ from estimates, adjustments may be necessary. Historically, actual product returns and warranty claims have not differed materially from the estimates originally established.

Inventories: Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods for all locations except CEF Industries, LLC, which determines the cost of inventories using the last-in, first-out (LIFO) method. Because the Company sells products that are installed on airframes that can be in-service for 30 or more years, it must keep a supply of such products on hand while the airframes are in use. Where management estimated that the current market value was below cost or determined that future demand was lower than current inventory levels, based on historical experience, current and projected market demand, current and projected volume trends and other relevant current and projected factors associated with the current economic conditions, a reduction in inventory cost to estimated net realizable value was made by recording a provision included in cost of sales. Although management believes that the Company’s estimates of excess and obsolete inventory are reasonable, actual results may differ materially from the estimates and additional provisions may be required in the future. In addition, in accordance with industry practice, all inventories are classified as current assets as all inventories are available and necessary to support current sales, even though a portion of the inventories may not be sold within one year. Historically, changes in estimates in the net realizable value of inventories have not been significant.

Intangible Assets: Mergers and acquisitions are accounted for using the acquisition method and have resulted in significant amounts of identifiable intangible assets and goodwill. Fair value adjustments to the Company’s assets and liabilities are recognized and the results of operations of the acquired business are included in our consolidated financial statements from the effective date of the merger or acquisition. We generally use third-party appraisals to assist us in determining the estimated fair value of the intangible assets.

Intangible assets other than goodwill are recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed or exchanged, regardless of the Company’s intent to do so. Goodwill and identifiable intangible assets are recorded at their estimated fair value on the date of acquisition and are reviewed at least annually for impairment based on cash flow projections and fair value estimates.

GAAP requires that the annual, and any interim, impairment assessment be performed at the reporting unit level. The reporting unit level is the operating subsidiary level for the Company. Substantially all goodwill was determined and recognized for each operating subsidiary pursuant to the accounting for the merger or acquisition as of the date of each transaction, and therefore the allocation of goodwill among reporting units was immaterial for purposes of the impairment assessment. With respect to acquisitions integrated into an existing operating subsidiary, any related goodwill is combined with goodwill of the operating subsidiary.

At the time of goodwill impairment testing, management determines the estimated fair value through the use of a discounted cash flow valuation model incorporating discount rates commensurate with the risks involved for each reporting unit. If the calculated estimated fair value is less than the current carrying value, impairment of goodwill of the reporting unit may exist. The use of a discounted cash flow valuation model to determine estimated fair value is common practice in impairment testing. The key assumptions used in the discounted cash flow valuation model for impairment testing includes discount rates, growth rates, cash flow projections and terminal value rates. Discount rates are set by using the Weighted Average Cost of Capital (“WACC”) methodology. The WACC methodology considers market and industry data as well as Company specific risk factors for each reporting unit in determining the appropriate discount rates to be used. The discount rate utilized for each reporting unit is indicative of the return an investor would expect to receive for investing in such a business.

Operational management, considering industry and company-specific historical and projected data, develops growth rates, sales projections and cash flow projections for each reporting unit. Terminal value rate determination follows common methodology of capturing the present value of perpetual cash flow estimates beyond the last projected period assuming a constant WACC and low long-term growth rates. As an indicator that each reporting unit has been valued appropriately through the use of the discounted cash flow valuation model, the aggregate of all reporting units estimated fair value is reconciled to the total market capitalization of the Company.

The Company had 22 reporting units with goodwill as of the first day of the fourth quarter of fiscal 2012, the date of the last annual impairment test. The estimated fair values of each of the reporting units was substantially in excess of their respective carrying values (by more than 20 percent), and therefore no goodwill impairment was recorded. The Company performed a sensitivity analysis on the discount rate, which is a significant assumption in the calculation of fair values. With a one percentage point increase in the discount rate, the reporting units would continue to have fair values in excess of their respective carrying values.

Management tests indefinite-lived intangible assets for impairment at the asset level, as determined by appropriate asset valuation at the time of acquisition. The impairment test for indefinite-lived intangible assets consists of a comparison between the estimated fair values and carrying values. If the carrying amounts of intangible assets that have indefinite useful lives exceed their estimated fair values, an impairment loss will be recognized in an amount equal to the difference. Management utilizes the royalty savings valuation method to determine the estimated fair value for each indefinite-lived intangible asset. In this method, management estimates the royalty savings arising from the ownership of the intangible asset. The key assumptions used in estimating the royalty savings for impairment testing include discount rates, royalty rates, growth rates, sales projections and terminal value rates. Discount rates used are similar to the rates developed by the WACC methodology considering any differences in company-specific risk factors between reporting units and the indefinite-lived intangible assets. Royalty rates are established by management with the advice of valuation experts and periodically substantiated by valuation experts. Operational management, considering industry and company-specific historical and projected data, develops growth rates and sales projections for each significant intangible asset. Terminal value rate determination follows common methodology of capturing the present value of perpetual sales estimates beyond the last projected period assuming a constant WACC and low long-term growth rates.

The discounted cash flow and royalty savings valuation methodologies require management to make certain assumptions based upon information available at the time the valuations are performed. Actual results could differ from these assumptions. Management believes the assumptions used are reflective of what a market participant would have used in calculating fair value considering the current economic conditions.

Stock Options: The Company accounts for the cost of its stock options in accordance with GAAP, which requires the measurement of compensation expense under the stock option plan to be based on the estimated fair value of the awards under the plan on the grant dates and amortizes the expense over the vesting periods of the options. The Company estimates the fair value of all share-based payments using the Black-Scholes-Merton option pricing model which requires management to make certain assumptions. Management continuously reviews the following assumptions: risk-free interest rates, expected life of options, expected volatility of stock and expected dividend yield of stock. An increase or decrease in the assumptions or economic events outside management’s control could have an impact on the Company’s results of operations.

Environmental Matters: The Company is involved with environmental investigation and remediation activities at some of its currently and formerly owned sites and at third-party sites. The Company accrues for environmental-related activities for which commitments or clean-up plans have been developed and for which costs can be reasonably estimated based on industry standards and professional judgment. All accrued amounts were recorded on an undiscounted basis. Environmental-related expenses include costs of investigation and remediation and fees paid to outside engineering, actuarial, consulting and law firms. Due to uncertainties surrounding environmental investigations and remediation activities, the Company’s ultimate liability may result in costs that are significantly higher than currently accrued.

Income Taxes: The Company estimates income taxes in each jurisdiction in which it operates. This involves estimating taxable earnings, specific taxable and deductible items, the likelihood of generating sufficient future taxable income to utilize deferred tax assets and possible exposures related to future tax audits. To the extent these estimates change, adjustments to deferred and accrued income taxes are made in the period in which the changes occur. Historically, such adjustments have not been significant.

Results of Operations

The following table sets forth, for the periods indicated, certain operating data of the Company, including presentation of the amounts as a percentage of net sales (amounts in thousands):

	Fiscal Years Ended September 30,
	2012	2012 % of Sales	2011	2011 % of Sales	2010	2010 % of Sales
Net sales	$1,700,208	100.0%	$1,206,021	100.0%	$827,654	100.0%
Cost of sales	754,491	44.4	544,836	45.2	354,588	42.8
Selling and administrative expenses	201,709	11.8	133,711	11.1	94,918	11.5
Amortization of intangible assets	44,233	2.6	40,339	3.3	15,079	1.8

Income from operations	699,775	41.2	487,135	40.4	363,069	43.9
Interest expense, net	211,906	12.5	185,256	15.4	112,234	13.6
Refinancing costs	—	—	72,454	6.0	—	—
Income tax provision	162,900	9.6	77,200	6.4	87,390	10.6

Income from continuing operations	324,969	19.1	152,225	12.6	163,445	19.7%
Income from discontinued operations, net of tax	—	—	19,909	1.7	—	—

Net income	$324,969	19.1%	$172,134	14.3%	$163,445	19.7%

Fiscal year ended September 30, 2012 compared with fiscal year ended September 30, 2011

Total Company

Net Sales. Net organic and acquisition sales and the related dollar and percentage changes for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended			% Change Total Sales
	September 30, 2012	September 30, 2011	Change
Organic sales	$1,348.3	$1,206.0	$142.3	11.8%
Acquisition sales	351.9	—	351.9	29.2%

	$1,700.2	$1,206.0	$494.2	41.0%

Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. The amount of acquisition sales shown in the table above resulted from the acquisitions of McKechnie Aerospace, Talley Actuation and Schneller in fiscal 2011 and Harco, AmSafe and Aero-Instruments in fiscal 2012.

The organic sales growth was primarily due to an increase of $79.1 million, or a 23.6% increase in commercial OEM sales, an increase of $29.9 million, or an 6.2% increase in commercial aftermarket sales, and an increase of $30.5 million, or a 8.9% increase in defense sales, for the fiscal year ended September 30, 2012 compared to the fiscal year ended September 30, 2011.

Commercial OEM sales for the fiscal year ended September 30, 2012 were favorably impacted by the robust commercial transport OEM production cycle and retroactive contract pricing adjustments (approximately $13 million).

Cost of Sales and Gross Profit. Cost of sales increased by $209.7 million, or 38.5%, to $754.5 million for the fiscal year ended September 30, 2012 compared to $544.8 million for the fiscal year ended September 30, 2011. Cost of sales and the related percentage of total sales for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended
	September 30, 2012	September 30, 2011	Change	% Change
Cost of sales—excluding acquisition-related costs below	$734.9	$518.4	$216.5	41.8%
% of total sales	43.2%	43.0%
Inventory purchase accounting adjustments	12.9	18.1	(5.2)	(28.7)%
% of total sales	0.8%	1.5%
Acquisition integration costs	6.7	8.3	(1.6)	(19.3)%
% of total sales	0.4%	0.7%

Total cost of sales	$754.5	$544.8	$209.7	38.5%

% of total sales	44.4%	45.2%

Gross profit	$945.7	$661.2	$284.5	43.0%

Gross profit percentage	55.6%	54.8%

The increase in the dollar amount of cost of sales during the fiscal year ended September 30, 2012 was primarily due to increased volume associated with organic sales growth and the sales from acquisitions partially offset by lower acquisition-related costs as shown in the table above.

Gross profit as a percentage of sales increased by 0.8 percentage points to 55.6% for the fiscal year ended September 30, 2012 from 54.8% for the fiscal year ended September 30, 2011. The dollar amount of gross profit increased by $284.5 million, or 43.0%, for the fiscal year ended September 30, 2012 compared to the comparable period last year due to the following items:

•

Gross profit on the sales from the acquisitions indicated above (excluding acquisition-related costs) was approximately $180 million for the fiscal year ended September 30, 2012, which represented gross profit of approximately 51% of the acquisition sales.

•	Impact of OEM retroactive contract pricing adjustments of approximately $13 million.

•	Impact of lower inventory purchase accounting adjustments and acquisition integration costs charged to cost of sales of approximately $7 million.

•

Organic sales growth described above, application of our three core value-driven operating strategies (obtaining profitable new business, continually improving our cost structure, and providing highly engineered value-added products to customers), and positive leverage on our fixed overhead costs spread over a higher production volume, partially offset by unfavorable OEM versus aftermarket sales mix, resulted in a net increase in gross profit of approximately $85 million for the fiscal year ended September 30, 2012.

Selling and Administrative Expenses. Selling and administrative expenses increased by $68.0 million to $201.7 million, or 11.8% of sales, for the fiscal year ended September 30, 2012 from $133.7 million, or 11.1% of sales, for the comparable period last year. Selling and administrative expenses and the related percentage of total sales for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended
	September 30, 2012	September 30, 2011	Change	% Change
Selling and administrative expenses—excluding costs below	$183.6	$119.7	$63.9	53.4%
% of total sales	10.7%	9.9%
Stock compensation expense	18.8	10.7	8.1	75.7%
% of total sales	1.1%	0.9%
Acquisition earn-out adjustments	(5.0)	(3.0)	(2.0)	66.7%
% of total sales	(0.3)%	(0.2)%
Other acquisition accounting adjustments	(2.8)	—	(2.8)	—
% of total sales	(0.2)%	0.0%
Acquisition related expenses	7.1	6.3	0.8	12.7%
% of total sales	0.5%	0.5%

Total selling and administrative expenses	$201.7	$133.7	$68.0	50.9%

% of total sales	11.8%	11.1%

The increase in the dollar amount of selling and administrative expenses during the fiscal year ended September 30, 2012 is primarily due to higher selling and administrative expenses relating to recent acquisitions of approximately $56 million, which was approximately 16% of the acquisition sales. The increase in stock compensation expense is primarily due to an increased level of employees that participate in the Company’s stock compensation plans as a result of acquisitions and also due to higher grant date fair values for our stock options.

Amortization of Intangibles. Amortization of intangibles increased to $44.2 million for the fiscal year ended September 30, 2012 from $40.3 million for the comparable period last year. The net increase of $3.9 million was primarily due to amortization expense related to the additional identifiable intangible assets recognized in connection with acquisitions during the last twelve months.

Refinancing Costs. Refinancing costs were recorded as a result of the refinancing of TransDigm’s entire debt structure in December 2010. The charge of $72.5 million consisted of the premium of $41.9 million paid to redeem our 7 3/4% senior subordinated notes, the write-off of debt issue costs and unamortized note premium and discount of $25.7 million, and the settlement of the interest rate swap agreement and other expenses of $4.9 million.

Interest Expense-net. Interest expense-net includes interest on outstanding borrowings, amortization of debt issue costs and revolving credit facility fees offset by interest income. Interest expense increased $26.6 million, or 14.4%, to $211.9 million for the fiscal year ended September 30, 2012 from $185.3 for the comparable period last year. The net increase in interest expense-net was primarily due to an increase in the weighted average level of outstanding borrowings, which was approximately $3.44 billion for the fiscal year ended September 30, 2012 and approximately $2.90 billion for the fiscal year ended September 30, 2011 slightly offset by a decrease in the weighted average interest rate during the fiscal year ended September 30, 2012 of 6.2% compared to the weighted average interest rate during the comparable prior period of 6.4%. The increase in borrowings was due to the debt refinancing transactions and the acquisition financing related to McKechnie Aerospace which occurred in December 2010 and the additional term loan facility under the Amendment to our New Senior Secured Credit Facility related to the AmSafe acquisition which occurred in February 2012.

Income Taxes. Income tax expense as a percentage of income before income taxes was approximately 33.4% for the fiscal year ended September 30, 2012 compared to 33.6% for the fiscal year ended September 30, 2011. The decrease in the effective tax rate was primarily due to non-recurring adjustments in estimated deferred state obligations and the settlement of an IRS audit for the September 30, 2009 and 2010 year ends offset by the additional tax gain from the sale of the AmSafe distribution business.

Income from Continuing Operations. Income from continuing operations increased by $172.8 million, or 113.5%, to $325.0 million for the fiscal year ended September 30, 2012 from $152.2 million for the comparable period last year. Income from continuing operations increased due to the factors described above.

Income from Discontinued Operations. Income from discontinued operations includes results of operations through the dates of sale of the fastener business and AQS and the after-tax net gain on sales of $19.9 million for the fiscal year ended September 30, 2011.

Net Income. Net income increased $152.9 million, or 88.8%, to $325.0 million for the fiscal year ended September 30, 2012 compared to net income of $172.1 million for the fiscal year ended September 30, 2011, primarily as a result of the factors referred to above.

Earnings per Share. The basic and diluted earnings per share were $5.97 for the fiscal year ended September 30, 2012 and $3.17 per share for the fiscal year ended September 30, 2011. Net income for the fiscal year ended September 30, 2012 of $325.0 million was decreased by an allocation of dividends to participating securities of $3.3 million resulting in net income available to common shareholders of $321.7 million. The fiscal year ended September 30, 2011 comprises basic and diluted earnings per share from continuing operations of $2.80 and basic and diluted earnings per share from discontinued operations of $0.37. Net income for the fiscal year ended September 30, 2011 of $172.1 million was decreased by an allocation of dividends to participating securities of $2.8 million resulting in net income available to shareholders of $169.3 million. The increase in earnings per share from continuing operations of $2.80 per share to $5.97 per share is due to the increase in income from continuing operations of $172.8 million, which is a result of the factors referred to above.

Business Segments

Segment Net Sales. Net sales by segment for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2012	% of Sales	2011	% of Sales	Change	% Change
Power & Control	$776.3	45.7%	$668.9	55.5%	$107.4	16.1%
Airframe	843.6	49.6%	505.3	41.9%	338.3	67.0%
Non-aviation	80.3	4.7%	31.8	2.6%	48.5	152.5%

	$1,700.2	100.0%	$1,206.0	100.0%	$494.2	41.0%

Net sales for the Power & Control segment increased by $107.4 million, or 16.1%, to $776.3 million for the fiscal year ended September 30, 2012 compared to $668.9 million for the fiscal year ended September 30, 2011. Acquisition sales totaled $49.9 million, or an increase of 7.5%, was primarily attributable to the acquisition of Harco in fiscal 2012, and to a lesser extent the acquisition of the actuation business of Talley Actuation and certain product lines of McKechnie Aerospace in fiscal 2011. Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. Organic sales growth of $57.5 million, or an increase of 8.6%, was primarily due to an increase in defense sales of $30.2 million, or an increase of 12.0%, an increase in commercial OEM sales of $15.1 million, or an increase of 13.7%, and an increase in commercial aftermarket sales of $10.9 million, or an increase of 2.2%.

Net sales for the Airframe segment increased $338.3 million, or 67.0%, to $843.6 million for the fiscal year ended September 30, 2012 compared to $505.3 million for the fiscal year ended September 30, 2011. Acquisition sales totaled $258.6 million, or an increase of 51.2%, was primarily attributable to the acquisition of AmSafe in fiscal 2012 and Schneller in fiscal 2011 and to a lesser extent certain product lines of McKechnie Aerospace in fiscal 2011. Organic sales growth of $79.7 million, or an increase of 15.8%, was primarily due to an increase in commercial OEM sales of $59.4 million, or an increase of 27.2%, and an increase in commercial aftermarket sales of $19.1 million, or an increase of 9.6%. Commercial OEM sales for fiscal 2012 were favorably impacted by the robust commercial transport OEM production cycle and retroactive contract pricing adjustments of approximately $13 million.

Net sales for the Non-aviation segment increased $48.5 million, or 152.5%, to $80.3 million for the fiscal year ended September 30, 2012 compared to $31.8 million for the fiscal year ended September 30, 2011. The increase in net sales for the Non- aviation segment is primarily due to acquisition sales of $43.3 million relating to the non-aviation business of AmSafe acquired in fiscal 2012.

EBITDA As Defined. EBITDA As Defined by segment for the fiscal years ended September 30, 2012 and 2011 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2012	% of Segment Sales	2011	% of Segment Sales	Change	% Change
Power & Control	$410.3	52.8%	$349.3	52.2%	$61.0	17.5%
Airframe	402.0	47.7%	244.6	48.4%	157.4	64.3%
Non-aviation	24.1	30.1%	16.5	51.9%	7.6	46.1%

	$836.4	49.2%	$610.4	50.6%	$226.0	37.0%

EBITDA As Defined for the Power & Control segment increased $61.0 million, or 17.5%, to $410.3 million for the fiscal year ended September 30, 2012 compared to $349.3 million for the fiscal year ended September 30, 2011. EBITDA As Defined from the acquisitions of Harco, Talley Actuation and certain product lines of McKechnie Aerospace was approximately $20 million for the fiscal year ended September 30, 2012, which represented EBITDA As Defined of approximately 40% of the acquisition sales. Organic EBITDA As Defined growth of approximately $41 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.

EBITDA As Defined for the Airframe segment increased $157.4 million, or 64.3%, to $402.0 million for the fiscal year ended September 30, 2012 compared to $244.6 million for the fiscal year ended September 30, 2011. EBITDA As Defined from the acquisitions of AmSafe, Schneller and certain product lines of McKechnie Aerospace was approximately $104 million for the fiscal year ended September 30, 2012, which represented EBITDA As Defined of approximately 40% of the acquisition sales. Organic EBITDA As Defined growth of approximately $53 million was due to the organic sales increase noted above, the previously mentioned retroactive contract pricing adjustments of approximately $13 million, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.

EBITDA As Defined for the Non-aviation segment increased $7.6 million, or 46.1%, to $24.1 million for the fiscal year ended September 30, 2012 compared to $16.5 million for the fiscal year ended September 30, 2011. The increase in EBITDA As Defined for the Non- aviation segment was primarily due to acquisition sales of $43.3 million relating to the non-aviation business of AmSafe acquired in fiscal 2012. The decrease in EBITDA As Defined margin as a percentage of sales was primarily due to the lower margin non-aviation business acquired as part of AmSafe in fiscal 2012.

Fiscal year ended September 30, 2011 compared with fiscal year ended September 30, 2010

Total Company

Net Sales. Net organic and acquisition sales and the related dollar and percentage changes for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended			% Change Total Sales
	September 30, 2011	September 30, 2010	Change
Organic sales	$929.8	$827.7	$102.1	12.3%
Acquisition sales	276.2	—	276.2	33.4%

	$1,206.0	$827.7	$378.3	45.7%

Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. The amount of acquisition sales shown in the table above resulted from the acquisitions of Dukes Aerospace and Semco Instruments in fiscal 2010 and McKechnie Aerospace, Talley Actuation and Schneller in fiscal 2011.

The organic sales growth was primarily due to an increase of $22.2 million, or a 12.0% increase in commercial OEM sales, an increase of $73.7 million, or a 22.1% increase in commercial aftermarket sales resulting from improving market demand for commercial aftermarket products. Defense sales increased by $1.6 million for the fiscal year ended September 30, 2011 compared to the fiscal year ended September 30, 2010.

Cost of Sales and Gross Profit. Cost of sales increased by $190.2 million, or 53.7%, to $544.8 million for the fiscal year ended September 30, 2011 compared to $354.6 million for the fiscal year ended September 30, 2010. Cost of sales and the related percentage of total sales for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended
	September 30, 2011	September 30, 2010	Change	% Change
Cost of sales—excluding acquisition-related costs below	$518.4	$345.6	$172.8	50.0%
% of total sales	43.0%	41.7%
Inventory purchase accounting adjustments	18.1	4.8	13.3	277.1%
% of total sales	1.5%	0.6%
Acquisition integration costs	8.3	4.2	4.1	97.6%
% of total sales	0.7%	0.5%

Total cost of sales	$544.8	$354.6	$190.2	53.7%

% of total sales	45.2%	42.8%

Gross profit	$661.2	$473.1	$188.1	39.8%

Gross profit percentage	54.8%	57.2%

The increase in the dollar amount of cost of sales during the fiscal year ended September 30, 2011 was primarily due to increased volume associated with organic sales growth and the sales from acquisitions and higher acquisition-related costs as shown in the table above.

Gross profit as a percentage of sales decreased by 2.4 percentage points to 54.8% for the fiscal year ended September 30, 2011 from 57.2% for the fiscal year ended September 30, 2010. The dollar amount of gross profit increased by $188.1 million, or 39.8%, for the fiscal year ended September 30, 2011 compared to the comparable period last year due to the following items:

•

Gross profit on the sales from the acquisitions indicated above (excluding acquisition-related costs) was approximately $135 million for the fiscal year ended September 30, 2011, which represented gross profit of approximately 49% of the acquisition sales.

•

Organic sales growth described above, application of our three core value-driven operating strategies (obtaining profitable new business, continually improving our cost structure, and providing highly engineered value-added products to customers), favorable aftermarket versus OEM product mix and positive leverage on our fixed overhead costs spread over a higher production volume resulted in a net increase in gross profit of approximately $70 million for the fiscal year ended September 30, 2011.

•

The gross profit increase described above was partially offset by the impact of higher inventory purchase accounting adjustments and acquisition integration costs charged to cost of sales of approximately $17 million.

Selling and Administrative Expenses. Selling and administrative expenses increased by $38.8 million to $133.7 million, or 11.1% of sales, for the fiscal year ended September 30, 2011 from $94.9 million, or 11.5% of sales, for the comparable period last year. Selling and administrative expenses and the related percentage of total sales for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended
	September 30, 2011	September 30, 2010	Change	% Change
Selling and administrative expenses—excluding costs below	$119.7	$86.5	$33.2	38.4%
% of total sales	9.9%	10.5%
Stock compensation expense	10.7	5.7	5.0	87.7%
% of total sales	0.9%	0.7%
Acquisition earn-out adjustment	(3.0)	—	(3.0)	—
% of total sales	-0.2%	0.0%
Acquisition related expenses	6.3	2.7	3.6	133.3%
% of total sales	0.5%	0.3%

Total selling and administrative expenses	$133.7	$94.9	$38.8	40.9%

% of total sales	11.1%	11.5%

The increase in the dollar amount of selling and administrative expenses during the fiscal year ended September 30, 2011 is primarily due to higher selling and administrative expenses relating to recent acquisitions of approximately $28 million, which was approximately 10% of the acquisition sales. The increase in stock compensation expense is primarily due to an increased level of employees that participate in the Company’s stock compensation plans as a result of acquisitions and also due to higher grant date fair values for our stock options.

Amortization of Intangibles. Amortization of intangibles increased to $40.3 million for the fiscal year ended September 30, 2011 from $15.1 million for the comparable period last year. The net increase of $25.2 million was primarily due to amortization expense related to the additional identifiable intangible assets recognized in connection with acquisitions during the last twelve months.

Refinancing Costs. Refinancing costs were recorded as a result of the refinancing of TransDigm’s entire debt structure in December 2010. The charge of $72.5 million consisted of the premium of $41.9 million paid to redeem our 7 3/4% senior subordinated notes, the write-off of debt issue costs and unamortized note premium and discount of $25.7 million, and the settlement of the interest rate swap agreement and other expenses of $4.9 million.

Interest Expense-net. Interest expense-net includes interest on outstanding borrowings, amortization of debt issue costs and revolving credit facility fees offset by interest income. Interest expense increased $73.0 million, or 65.1%, to $185.3 million for the fiscal year ended September 30, 2011 from $112.2 for the comparable period last year. The net increase in interest expense-net was primarily due to an increase in the weighted average level of outstanding borrowings, which was approximately $2.90 billion for the fiscal year ended September 30, 2011 and approximately $1.78 billion for the fiscal year ended September 30, 2010. The weighted average interest rate during the fiscal year ended September 30, 2011 was approximately 6.4%. The increase in borrowings was due to the debt refinancing transactions and the acquisition financing related to McKechnie Aerospace which occurred in December 2010.

Income Taxes. Income tax expense as a percentage of income before income taxes was approximately 33.6% for the fiscal year ended September 30, 2011 compared to 34.8% for the fiscal year ended September 30, 2010. The decrease in the effective tax rate for the fiscal year ended September 30, 2011 was primarily due to non-recurring adjustments in estimated deferred state obligations and an increase in research and development tax credits.

Income from Continuing Operations. Income from continuing operations decreased by $11.2 million, or 6.9%, to $152.2 million for the fiscal year ended September 30, 2011 from $163.4 million for the comparable period last year. Income from continuing operations decreased due to the factors described above.

Income from Discontinued Operations. Income from discontinued operations includes results of operations through the dates of sale of the fastener business and AQS and the after-tax net gain on sales of $19.9 million for the fiscal year ended September 30, 2011.

Net Income. Net income increased $8.7 million, or 5.3%, to $172.1 million for the fiscal year ended September 30, 2011 compared to net income of $163.4 million for the fiscal year ended September 30, 2010, primarily as a result of the factors referred to above.

Earnings per Share. The basic and diluted earnings per share were $3.17 for the fiscal year ended September 30, 2011 and $2.52 per share for the fiscal year ended September 30, 2010. The fiscal year ended September 30, 2011comprises basic and diluted earnings per share from continuing operations of $2.80 and basic and diluted earnings per share from discontinued operations of $0.37. Net income for the fiscal year ended September 30, 2011 of $172.1 million was decreased by an allocation of dividends to participating securities of $2.8 million resulting in net income available to shareholders of $169.3 million. Net income for the fiscal year ended September 30, 2010 of $163.4 million was decreased by an allocation of dividends to participating securities of $30.3 million resulting in net income available to common shareholders of $133.1 million. The increase in earnings per share from continuing operations of $2.52 per share to $2.80 per share is due to the increase in net income available to shareholders of $36.2 million, which is a result of the factors referred to above.

Business Segments

Segment Net Sales. Net sales by segment for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2011	% of Sales	2010	% of Sales	Change	% Change
Power & Control	$668.9	55.5%	$537.2	64.9%	$131.7	24.5%
Airframe	505.3	41.9%	261.6	31.6%	243.7	93.2%
Non-aviation	31.8	2.6%	28.9	3.5%	2.9	10.0%

	$1,206.0	100.0%	$827.7	100.0%	$378.3	45.7%

Net sales for the Power & Control segment increased $131.7 million, or 24.5%, to $668.9 million for the fiscal year ended September 30, 2011 compared to $537.2 million from the fiscal year ended September 30, 2010. Acquisition sales totaled $95.2 million, or an increase of 17.7%, was primarily attributable to the acquisition of certain product lines of McKechnie Aerospace and Talley Actuation in fiscal 2011, Semco Instruments in fiscal 2010 and to a lesser extent the acquisition of Dukes Aerospace in fiscal 2010. Acquisition sales represent sales of acquired businesses for the period up to one year subsequent to their acquisition dates. Organic sales growth of $36.5 million, or an increase of 6.8%, was primarily due to an increase in commercial aftermarket sales of $33.7 million, or an increase of 10.1%, and an increase in commercial OEM sales of $10.9 million, or an increase of 13.8%. Commercial aftermarket sales for fiscal 2011 were primarily favorably impacted by the commercial transport aftermarket. Commercial OEM sales were favorably impacted by a strong business jet OEM production cycle. The increase described above was partially offset by a decrease in defense sales of $7.8 million, or a decrease of 3.5%.

Net sales for the Airframe segment increased $243.7 million, or 93.2%, to $505.3 million for the fiscal year ended September 30, 2011 compared to $261.6 million for the fiscal year ended September 30, 2010. Acquisition sales totaled $180.7 million, or an increase of 69.1%, was primarily attributable to the acquisition of certain product lines of McKechnie Aerospace and to a lesser extent Schneller in fiscal 2011. Organic sales growth of $63.0 million, or an increase of 24.1%, was primarily due to an increase in commercial aftermarket sales of $40.0 million, or an increase of 37.7%, an increase in commercial OEM sales of $11.0 million, or an increase of 11.0%, and an increase in defense sales of $11.3 million, or an increase of 20.9%. Commercial aftermarket sales for fiscal 2011 were driven by strong market demand for the aftermarket products.

EBITDA As Defined. EBITDA As Defined by segment for the fiscal years ended September 30, 2011 and 2010 were as follows (amounts in millions):

	Fiscal Years Ended September 30,
	2011	% of Segment Sales	2010	% of Segment Sales	Change	% Change
Power & Control	$349.3	52.2%	$288.6	53.7%	$60.7	21.0%
Airframe	244.6	48.4%	119.5	45.7%	125.1	104.7%
Non-aviation	16.5	51.9%	14.7	50.9%	1.8	12.2%

	$610.4	50.6%	$422.8	51.1%	$187.6	44.4%

EBITDA As Defined for the Power & Control segment increased $60.7 million, or 21.0%, to $349.3 million for the fiscal year ended September 30, 2011 compared to $288.6 million for the fiscal year ended September 30, 2010. EBITDA As Defined from the acquisitions of certain product lines of McKechnie Aerospace, Talley Actuation, Semco Instruments and Dukes Aerospace was approximately $33 million for the fiscal year ended September 30, 2011, which represented EBITDA As Defined of approximately 35% of the acquisition sales. Organic EBITDA As Defined growth of approximately $28 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume and a favorable OEM versus aftermarket sales mix.

EBITDA As Defined for the Airframe segment increased $125.1 million, or 104.7%, to $244.6 million for the fiscal year ended September 30, 2011 compared to $119.5 million for the fiscal year ended September 30, 2010. EBITDA As Defined from acquisitions of certain product lines of McKechnie Aerospace and Schneller was approximately $84 million for the fiscal year ended September 30, 2011, which represented EBITDA As Defined of approximately 47% of the acquisition sales. Organic EBITDA As Defined growth of approximately $41 million was due to the organic sales increase noted above, application of our three core value-driven operating strategies and positive leverage of our fixed overhead costs spread over a higher production volume.

Backlog

As of September 30, 2012, the Company estimated its sales order backlog at $833 million compared to an estimated sales order backlog of $737 million as of September 30, 2011. The increase in backlog is primarily due to the acquisitions of Aero-Instruments, Harco and AmSafe discussed above, totaling approximately $62 million and an increase in orders across existing OEM product lines and to a lesser extent the aftermarket. The majority of the purchase orders outstanding as of September 30, 2012 are scheduled for delivery within the next twelve months. Purchase orders may be subject to cancellation or deferral by the customer prior to shipment. The level of unfilled purchase orders at any given date during the year will be materially affected by the timing of the Company’s receipt of purchase orders and the speed with which those orders are filled. Accordingly, the Company’s backlog as of September 30, 2012 may not necessarily represent the actual amount of shipments or sales for any future period.

Foreign Operations

Although we manufacture a significant portion of our products in the United States, we manufacture some products in Belgium, China, Malaysia, Mexico, Sri Lanka and the United Kingdom. We sell our products in the United States as well as in foreign countries. Although the majority of sales of our products are made to customers including distributors located in the United States, our products are ultimately sold to and used by customers, including airlines and other end users of aircraft, throughout the world. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including currency fluctuations, difficulties in staffing and managing multi-national operations, general economic and political uncertainties and potential for social unrest in countries in which we operate, limitations on our ability to enforce legal rights and remedies, restrictions on the repatriation of funds, change in trade policies, tariff regulation, difficulties in obtaining export and import licenses and the risk of government financed competition.

Our direct sales to foreign customers were approximately $508.8 million, $305.5 million, and $170.6 million for fiscal years 2012, 2011 and 2010, respectively. Sales to foreign customers are subject to numerous additional risks, including the impact of foreign government regulations, political uncertainties and differences in business practices. There can be no assurance that foreign governments will not adopt regulations or take other actions that would have a direct or indirect adverse impact on the business or market opportunities of the Company within such governments’ countries. Furthermore, there can be no assurance that the political, cultural and economic climate outside the United States will be favorable to our operations and growth strategy.

Inflation

Many of the Company’s raw materials and operating expenses are sensitive to the effects of inflation, which could result in changing operating costs. The effects of inflation on the Company’s businesses during the fiscal years 2012, 2011 and 2010 were not significant.

Liquidity and Capital Resources

We have historically maintained a capital structure comprising a mix of equity and debt financing. We vary our leverage both to optimize our equity return and to pursue acquisitions. We expect to meet our current debt obligations as they come due through internally generated funds from current levels of operations and/or through refinancing in the debt or equity markets prior to the maturity dates of our debt.

We continually evaluate our debt facilities to assess whether they most efficiently and effectively meet the current and future needs of our business. The Company evaluates from time to time the appropriateness of its current leverage, taking into consideration the Company’s debt holders, equity holders, credit ratings, acquisition opportunities and other factors. The Company’s debt leverage ratio, which is computed as total debt divided by EBITDA As Defined for the applicable twelve-month period, has varied widely during the Company’s history, ranging from approximately 3.5 to 6.5. Our debt leverage ratio for the fiscal year ended September 30, 2012 was approximately 4.5.

The Company regularly engages in discussions with respect to potential acquisitions and investments. However, there can be no assurance that the Company will be able to consummate an agreement with respect to any future acquisition. The Company’s acquisition strategy may require substantial capital, and no assurance can be given that the Company will be able to raise any necessary funds on acceptable terms or at all. If the Company incurs additional debt to finance acquisitions, total interest expense will increase.

If the Company has excess cash, it may consider methods by which it can provide cash to its debt or equity holders through a dividend, prepayment of indebtedness, repurchase of stock, repurchase of debt or other means. Whether the Company undertakes additional stock repurchases or other aforementioned activities will depend on prevailing market conditions, the Company’s liquidity requirements, contractual restrictions and other factors. The amounts involved may be material. In addition, the Company may issue additional debt if prevailing market conditions are favorable to doing so.

The Company’s ability to make scheduled interest payments on, or to refinance, the Company’s indebtedness, or to fund non-acquisition related capital expenditures and research and development efforts, will depend on the Company’s ability to generate cash in the future. This is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. Based on its current levels of operations and absent any disruptive events, management believes that internally generated funds and borrowings available under our revolving loan facility should provide sufficient resources to finance its operations, non-acquisition related capital expenditures, research and development efforts and long-term indebtedness obligations through at least fiscal 2013. There can be no assurance, however, that the Company’s business will generate sufficient cash flow from operations or that future borrowings will be available to the Company under the senior secured credit facility in an amount sufficient to enable it to pay its indebtedness or to fund its other liquidity needs. The Company may need to refinance all or a portion of its indebtedness on or before maturity. Also, to the extent the Company accelerates its growth plans, consummates acquisitions or has lower than anticipated sales or increases in expenses, the Company may also need to raise additional capital. In particular, increased working capital needs occur whenever the Company consummates acquisitions or experiences strong incremental demand. There can be no assurance that the Company will be able to raise additional capital on commercially reasonable terms or at all.

The Company has not, at this time, determined to change the nature of its debt facilities. However, in the future, the Company may increase its borrowings in connection with acquisitions, if cash flow from operations becomes insufficient to fund current operations or for other short-term cash needs or for stock repurchases or dividends. Our future leverage will also be impacted by the then current conditions of the credit markets.

Operating Activities. The Company generated $413.9 million of cash from operating activities during fiscal 2012 compared to $260.4 million during fiscal 2011. The net increase of $153.5 million was due primarily to an increase in income from operations partially offset by higher interest payments due the Company’s current debt structure and higher income tax payments.

The Company generated $260.4 million of cash from operating activities during fiscal 2011 compared to $197.3 million during fiscal 2010. The net increase of $63.1 million was due primarily due to an increase in income from operations offset by higher interest payments and associated resfinancing costs in connection with the Company’s debt refinancing transactions during fiscal 2011.

Investing Activities. Cash used in investing activities was $876.3 million during fiscal 2012 consisting primarily of the acquisition of AmSafe, Harco and Aero-Instruments for a total of $868.7 million and capital expenditures of $25.2 million offset by the cash proceeds on the sale of the distribution business of $17.7 million.

Cash used in investing activities was $1,397.0 million during fiscal 2011, consisting primarily of the acquisitions of McKechnie Aerospace, Talley Actuation and Schneller for a total of $1,650.4 million and capital expenditures of $18.0 million offset by the cash proceeds on the sale of the fastener business and AQS of $271.4 million.

Net cash used in investing activities was $176.6 million during fiscal 2010 consisting primarily of the acquisitions of Dukes Aerospace and Semco Instruments for a total of $166.6 million and capital expenditures of $12.9 million. Net cash used in investing activities for fiscal 2010 also includes cash proceeds of $2.9 million from the sale of real estate no longer utilized.

Financing Activities. Cash provided by financing activities during fiscal 2012 was $527.2 million, which comprised $484.3 million of additional net proceeds from the Amendment under our New Senior Secured Credit Facility and $66.3 million of cash for tax benefits related to share-based payment arrangements and from the exercise of stock options offset by $19.3 million repayment on our New Senior Secured Credit Facility, $3.3 million of dividend equivalent payments and $0.8 million of treasury stock purchased.

Cash provided by financing activities during fiscal 2011 was $1,278.5 million, which comprised $1,260.3 million of net proceeds from the refinancing of our entire debt structure and $32.6 million of cash for tax benefits related to share-based payment arrangements and from the exercise of stock options offset by $11.6 million repayment on our New Senior Secured Credit Facility and $2.8 million of dividends and dividend equivalent payments.

Net cash provided by financing activities during fiscal 2010 was $23.2 million, which comprised $404.2 million of net proceeds from the issuance of the 7 3/4% Senior Subordinated Notes in October 2009 and $23.8 million of cash for tax benefits related to share-based payment arrangements and from the exercise of stock options offset by $404.9 million of dividends and dividend equivalent payments.

Description of New Senior Secured Credit Facility and Indentures

In December 2010, TransDigm entered into a senior secured credit facility, which consisted of a $1.55 billion term loan facility and a $245 million revolving credit facility (collectively, the “Existing Senior Secured Credit Facility”). The proceeds of the term loan were used to pay the purchase price of and related transaction expenses associated with the acquisition of McKechnie Aerospace and repay a portion of the amounts outstanding under the previous senior secured credit facility.

On February 14, 2011, TransDigm Inc. entered into a new senior secured credit facility which provides for $1.55 billion term loan facility (the “New Senior Secured Credit Facility”), which was fully drawn on February 14, 2011. The New Senior Secured Credit Facility replaced the term loan under the Existing Senior Secured Credit Facility and modified certain terms of the original agreement including extending the maturity date of the term loan and modifying the interest rate provisions.

On March 25, 2011, TransDigm entered into Amendment No. 1 (the “Amendment”) to the Existing Senior Secured Credit Facility. The Amendment provides for a modification to certain terms of the permitted indebtedness covenant contained in the Existing Senior Secured Credit Facility to modify the requirements for incurring certain additional senior indebtedness.

On February 15, 2012, TransDigm entered into Amendment No. 1 and an Incremental Term Loan Assumption Agreement to the New Senior Secured Credit Facility. The amendment provides for an additional term loan facility in the aggregate principal amount of $500 million. The additional term loan facility was fully drawn on February 15, 2012. The proceeds of the additional term loan facility were used to pay a portion of the purchase price of and related transaction expenses associated with the acquisition of AmSafe.

On February 15, 2012 TransDigm also entered into an Incremental Revolving Credit Assumption Agreement (the “Assumption Agreement”) to the Existing Senior Secured Credit Facility, as amended. The Assumption Agreement provides for additional revolving commitments to TransDigm in an aggregate principal amount of $65 million, which results in a total revolving credit amount of $310 million. No borrowings, other than the issuance of certain letters of credit discussed below, were outstanding under the Existing Senior Secured Credit Facility as of September 30, 2012.

Under the Existing Senior Secured Credit Facility, the revolving credit facility matures in December 2015. At September 30, 2012, the Company had $7.1 million letters of credit outstanding and $302.9 of borrowings available under the Existing Senior Secured Credit Facility.

Under the New Senior Secured Credit Facility, the term loans mature in February 2017. The term loans under the New Senior Secured Credit Facility require quarterly principal payments totaling $5.1 million.

On October 9, 2012, the Company amended the secured credit facility to provide for an additional term loan facility in the aggregate principal amount of $150 million. The additional term loan facility was fully drawn on October 15, 2012.

The interest rates per annum applicable to the term loans under the New Senior Secured Credit Facility will be, at TransDigm’s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month (or to the extent agreed to by each relevant lender, nine or twelve-month) interest periods chosen by TransDigm, in each case plus an applicable margin percentage. The applicable interest rate on the term loan at September 30, 2012 was 4.0%.

On June 27, 2011, the Company entered into three forward-starting interest rate swap agreements beginning December 31, 2012 to hedge the variable interest rates on the New Senior Secured Credit Facility for a fixed rate based on an aggregate notional amount of $353 million through June 30, 2015. These forward-starting interest rate swap agreements will effectively convert the variable interest rate on the aggregate notional amount of the New Senior Secured Credit Facility to a fixed rate of 5.17% over the term of the interest rate swap agreements.

All of the indebtedness outstanding under the credit facilities is guaranteed by TD Group and all of TransDigm’s current and future domestic restricted subsidiaries (other than immaterial subsidiaries), and is secured by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (but excluding leasehold interests and certain other assets) of TransDigm and all of TransDigm’s existing and future domestic restricted subsidiaries (other than immaterial subsidiaries), and a first priority pledge of the capital stock of TransDigm and its domestic subsidiaries and 65% of the voting capital stock of certain of TransDigm’s foreign subsidiaries.

The credit facilities contain certain covenants that limit the ability of TD Group, TransDigm and TransDigm’s restricted subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred stock, pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt, make investments, sell assets, enter into agreements that restrict distributions or other payments from restricted subsidiaries to TransDigm, incur or suffer to exist liens securing indebtedness, consolidate, merge or transfer all or substantially all of their assets, and engage in transactions with affiliates. At September 30, 2012, TransDigm was in compliance with all of the covenants contained in the credit facilities.

The term loan under the New Senior Secured Credit Facility requires mandatory prepayments of principal based on certain percentages of Excess Cash Flow (as therein defined), commencing 90 days after the end of each fiscal year, commencing with the fiscal year ending September 30, 2012, subject to certain exceptions. At September 30, 2012, TransDigm was not required to make a prepayment based upon the Excess Cash Flow provision. In addition, subject to certain exceptions (including, with respect to asset sales, the reinvestment in productive assets), TransDigm will be required to prepay the loans outstanding under the term loan facility at 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain asset sales and issuance or incurrence of certain indebtedness, to the extent not reinvested.

In December 2010, TransDigm issued $1.6 billion in aggregate principal amount of its 7 3/4% Senior Subordinated Notes due 2018 (the “2018 Notes”) at an issue price of 100% of the principal amount. The 2018 Notes represent unsecured obligations of TransDigm Inc. ranking subordinate to TransDigm Inc.’s senior debt, as defined in the Indenture governing the 2018 Notes. Such notes do not require principal payments prior to their maturity in December 2018. Interest under the 2018 Notes is payable semi-annually.

TransDigm utilized a portion of the proceeds from the 2018 Notes to repurchase its 7 3/4% senior subordinated notes due 2014.

In October 2012, the Company also issued $550 million in aggregate principal amount of its 5 1/2% Senior Subordinated Notes due 2020 at an issue price of 100% of the principal amount.

Certain Restrictive Covenants in Our Debt Documents

The credit facilities and the Indentures contain restrictive covenants that, among other things, limit the incurrence of additional indebtedness, the payment of dividends, transactions with affiliates, asset sales, acquisitions, mergers and consolidations, liens and encumbrances, and prepayments of other indebtedness. A breach of any of the covenants or an inability to comply with the required leverage ratio could result in a default under the credit facilities or the Indentures. If any such default occurs, the lenders under the credit facilities and the holders of the 2018 Notes may elect to declare all outstanding borrowings, together with accrued interest and other amounts payable thereunder, to be immediately due and payable. The lenders under the credit facilities also have the right in these circumstances to terminate any commitments they have to provide further borrowings. In addition, following an event of default under the credit facilities, the lenders thereunder will have the right to proceed against the collateral granted to them to secure the debt, which includes our available cash, and they will also have the right to prevent us from making debt service payments on the 2018 Notes.

Stock Repurchase Program

On August 22, 2011, the Board of Directors authorized a common share repurchase program, which was announced on August 23, 2011. Under the terms of the program, the Company may purchase up to a maximum aggregate value of $100 million of its shares of common stock. For the year ended September 30, 2012, the Company repurchased 11,300 shares of its common stock at a gross cost of approximately $0.8 million at a weighted-average price per share of $74.87 per share. The program replaces the repurchase program announced on October 23, 2008, under which the Company previously repurchased 494,100 shares of its common stock at a gross cost of approximately $15.2 million at a weighted-average price per share of $30.85.

Contractual Obligations

The following is a summary of contractual cash obligations as of September 30, 2012 (in millions):

	2013	2014	2015	2016	2017	2018 and thereafter	Total
New Senior Secured Credit Facility(1)	$20.5	$20.5	$20.5	$20.5	$1,937.1	$—	$2,019.1
7 3/4% Senior Subordinated Notes due 2018	—	—	—	—	—	1,600.0	1,600.0
Scheduled Interest Payments(2)	207.6	207.8	205.9	202.0	153.0	139.5	1,115.8
Operating Leases	7.7	7.4	5.7	5.1	3.7	20.4	50.0
Purchase Obligations	28.1	1.4	0.9	0.7	0.7	0.7	32.5

Total Contractual Cash Obligations	$263.9	$237.1	$233.0	$228.3	$2,094.5	$1,760.6	$4,817.4

(1)	The new senior secured credit facility will mature in February 2017 and requires quarterly principal payments totaling $5.1 million.
(2)	Assumes that the variable interest rate on our borrowings under our new senior secured credit facility remains constant at 4.0%. In addition, interest payments include the impact of the 5.17% interest rate fixed through our forward-starting swap agreements from December 31, 2012 through June 30, 2015 on an aggregate notional amount of $353 million.

In addition to the contractual obligations set forth above, the Company incurs capital expenditures for the purpose of maintaining and replacing existing equipment and facilities and, from time to time, for facility expansion. Capital expenditures totaled approximately $25.2 million, $18.0 million, and $12.9 million during fiscal 2012, 2011, and fiscal 2010, respectively. The Company expects its capital expenditures in fiscal 2013 to be between $35 million and $40 million and such expenditures are projected to increase moderately thereafter.

New Accounting Standards

In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative accounting guidance included in Accounting Standards Codification (“ASC”) Topic 220, “Comprehensive Income”. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company adopted the presentation guidance during the first quarter of fiscal 2013 and has elected to present two separate consecutive statements. Retrospective revisions have been made to the consolidated financial statements for the three years in the period ended September 30, 2012 to reflect this presentation guidance.

In September 2011, the FASB issued authoritative accounting guidance included in ASC Topic 350, “Intangibles—Goodwill and Other”. This guidance amends the requirements for goodwill impairment testing. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary. This guidance is effective for the Company for its annual goodwill impairment testing for the year ending September 30, 2013. The Company does not expect this guidance to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2012, the FASB issued authoritative guidance included in ASC Topic 350, “Intangibles—Goodwill and Other.” This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired, as a basis for determining whether it is necessary to perform the quantitative impairment test described in FASB ASC Topic 350, “Intangibles—Goodwill and Other”. This guidance is effective for the Company for its annual impairment testing for the year ending September 30, 2013. The Company does not expect this guidance to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

Additional Disclosure Required by Indentures

Separate financial statements of TransDigm Inc. are not presented since TD Group has no operations or significant assets separate from its investment in TransDigm Inc. and since the 7 3/4% Senior Subordinated Notes and the 5 1/2% Senior Subordinated Notes are guaranteed by TD Group and all direct and indirect domestic restricted subsidiaries of TransDigm Inc. TransDigm Inc.’s immaterial wholly owned foreign subsidiaries are not obligated to guarantee the 7 3/4% Senior Subordinated Notes and the 5 1/2% Senior Subordinated Notes.

TRANSDIGM GROUP INCORPORATED AND SUBSIDIARIES

ANNUAL REPORT ON FORM 10-K:

FISCAL YEAR ENDED SEPTEMBER 30, 2012

ITEM 8 AND ITEM 15(a) (1)

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of

TransDigm Group Incorporated

We have audited the accompanying consolidated balance sheets of TransDigm Group Incorporated as of September 30, 2012 and 2011, and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the three years in the period ended September 30, 2012. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TransDigm Group Incorporated at September 30, 2012 and 2011, and the consolidated results of its operations and its cash flows for each of the three years in the period ended September 30, 2012, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), TransDigm Group Incorporated’s internal control over financial reporting as of September 30, 2012, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated November 16, 2012, expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Cleveland, Ohio

November 16, 2012, except for the consolidated statements of comprehensive income for each of the three years in the period ended September 30, 2012 and the updated disclosures pertaining to the change in reportable segments as described in Notes 9 and 16 as to which the date is August 7, 2013

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED BALANCE SHEETS

AS OF SEPTEMBER 30, 2012 AND 2011

(Amounts in thousands, except share amounts)

	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$440,524	$376,183
Trade accounts receivable—Net	235,783	189,293
Inventories—Net	320,503	265,317
Deferred income taxes	29,134	30,844
Prepaid expenses and other	24,587	8,655

Total current assets	1,050,531	870,292
PROPERTY, PLANT AND EQUIPMENT—Net	172,737	150,800
GOODWILL	3,035,502	2,595,747
TRADEMARKS AND TRADE NAMES	467,614	344,942
OTHER INTANGIBLE ASSETS—Net	655,996	483,424
DEBT ISSUE COSTS—Net	62,190	59,007
OTHER	15,047	9,424

TOTAL ASSETS	$5,459,617	$4,513,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$20,500	$15,500
Accounts payable	74,178	62,110
Accrued liabilities	139,237	129,249

Total current liabilities	233,915	206,859
LONG-TERM DEBT	3,598,625	3,122,875
DEFERRED INCOME TAXES	356,896	310,451
OTHER NON-CURRENT LIABILITIES	51,347	62,502

Total liabilities	4,240,783	3,702,687

STOCKHOLDERS’ EQUITY:
Common stock—$.01 par value; authorized 224,400,000 shares; issued 52,157,225 and 50,829,276 at September 30, 2012 and 2011, respectively	521	508
Additional paid-in capital	553,223	464,700
Retained earnings	689,229	364,260
Accumulated other comprehensive loss	(8,051)	(3,277)
Treasury stock, at cost; 505,400 shares at September 30, 2012 and 494,100 shares at September 30, 2011	(16,088)	(15,242)

Total stockholders’ equity	1,218,834	810,949

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$5,459,617	$4,513,636

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share amounts)

	Fiscal Years Ended September 30,
	2012	2011	2010
NET SALES	$1,700,208	$1,206,021	$827,654
COST OF SALES	754,491	544,836	354,588

GROSS PROFIT	945,717	661,185	473,066
SELLING AND ADMINISTRATIVE EXPENSES	201,709	133,711	94,918
AMORTIZATION OF INTANGIBLE ASSETS	44,233	40,339	15,079

INCOME FROM OPERATIONS	699,775	487,135	363,069
INTEREST EXPENSE—Net	211,906	185,256	112,234
REFINANCING COSTS	—	72,454	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	487,869	229,425	250,835
INCOME TAX PROVISION	162,900	77,200	87,390

INCOME FROM CONTINUING OPERATIONS	324,969	152,225	163,445
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	19,909	—

NET INCOME	$324,969	$172,134	$163,445

NET INCOME APPLICABLE TO COMMON STOCK	$321,670	$169,323	$133,132

Net earnings per share—see Note 5:
Net earnings per share from continuing operations—basic and diluted	$5.97	$2.80	$2.52
Net earnings per share from discontinued operations—basic and diluted	—	0.37	—

Net earnings per share	$5.97	$3.17	$2.52

Cash dividends paid per common share	$—	$—	$7.65
Weighted-average shares outstanding:
Basic and diluted	53,882	53,333	52,923

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(Amounts in thousands)

	Fiscal Years Ended September 30,
	2012	2011	2010
Net income	$324,969	$172,134	$163,445
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(1,315)	1,498	288
Interest rate swap agreements, net of taxes of $1.6 million for 2012, $0.7 million for 2011 and $(1.5) million for 2010.	(2,635)	(1,077)	2,467
Other	(824)	102	(1,046)

Other comprehensive income (loss), net of tax	(4,774)	523	1,709

COMPREHENSIVE INCOME	$320,195	$172,657	$165,154

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(Amounts in thousands, except share and per share amounts)

	Common Stock		Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income/(Loss)	Treasury Stock		Total
	Number of Shares	Common Stock				Number of Shares	Value
BALANCE—October 1, 2009	49,448,028	$494	$388,772	$450,647	$(5,509)	(494,100)	$(15,242)	$819,162
Dividends paid	—	—	—	(404,868)	—	—	—	(404,868)
Unvested dividend equivalent payments	—	—	—	(17,098)	—	—	—	(17,098)
Compensation expense recognized for employee stock options	—	—	6,693	—	—	—	—	6,693
Excess tax benefits related to share-based payment arrangements	—	—	17,459	—	—	—	—	17,459
Exercise of employee stock options	477,776	5	6,356	—	—	—	—	6,361
Restricted stock compensation	—	—	11	—	—	—	—	11
Common stock issued	2,437	—	105	—	—	—	—	105
Comprehensive income (loss):
Net income	—	—	—	163,445	—	—	—	163,445
Interest rate swap, net of tax	—	—	—	—	2,467	—	—	2,467
Other comprehensive loss	—	—	—	—	(758)	—	—	(758)

Comprehensive income								165,154

BALANCE—September 30, 2010	49,928,241	499	419,396	192,126	(3,800)	(494,100)	(15,242)	592,979
Compensation expense recognized for employee stock options	—	—	12,568	—	—	—	—	12,568
Excess tax benefits related to share-based payment arrangements	—	—	23,411	—	—	—	—	23,411
Exercise of employee stock options	899,395	9	9,199	—	—	—	—	9,208
Restricted stock compensation	—	—	6	—	—	—	—	6
Common stock issued	1,640	—	120	—	—	—	—	120
Comprehensive income (loss):
Net income	—	—	—	172,134	—	—	—	172,134
Interest rate swaps, net of tax	—	—	—	—	(1,077)	—	—	(1,077)
Foreign currency translation adjustments	—	—	—	—	1,498	—	—	1,498
Other comprehensive income	—	—	—	—	102	—	—	102

Comprehensive income								172,657

BALANCE—September 30, 2011	50,829,276	508	464,700	364,260	(3,277)	(494,100)	(15,242)	810,949
Compensation expense recognized for employee stock options	—	—	22,151	—	—	—	—	22,151
Excess tax benefits related to share-based payment arrangements	—	—	50,555	—	—	—	—	50,555
Exercise of employee stock options	1,327,029	13	15,697	—	—	—	—	15,710
Treasury stock purchased	—	—	—	—	—	(11,300)	(846)	(846)
Common stock issued	920	—	120	—	—	—	—	120
Comprehensive income (loss):
Net income	—	—	—	324,969	—	—	—	324,969
Interest rate swaps, net of tax	—	—	—	—	(2,635)	—	—	(2,635)
Foreign currency translation adjustments	—	—	—	—	(1,315)	—	—	(1,315)
Other comprehensive loss	—	—	—	—	(824)	—	—	(824)

Comprehensive income								320,195

BALANCE—September 30, 2012	52,157,225	$521	$553,223	$689,229	$(8,051)	(505,400)	$(16,088)	$1,218,834

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Fiscal Years Ended September 30,
	2012	2011	2010
OPERATING ACTIVITIES:
Net income	$324,969	$172,134	$163,445
Net income from discontinued operations	—	(19,909)	—
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	23,692	20,092	15,086
Amortization of intangible assets	44,535	40,368	15,079
Amortization of debt issue costs	12,544	9,842	7,578
Refinancing costs	—	72,454	—
Non-cash equity compensation	22,151	12,574	6,704
Excess tax benefits related to share-based payment arrangements	(50,555)	(23,411)	(17,459)
Deferred income taxes	24,800	8,888	1,900
Changes in assets/liabilities, net of effects from acquisitions of businesses:
Trade accounts receivable	(1,957)	(14,993)	(17,721)
Inventories	(416)	(9,661)	2,893
Income taxes receivable/payable	34,097	(22,259)	13,094
Other assets	(10,564)	(2,692)	513
Accounts payable	(3,620)	4,484	4,933
Accrued and other liabilities	(5,791)	12,475	1,259

Net cash provided by operating activities	413,885	260,386	197,304

INVESTING ACTIVITIES:
Capital expenditures	(25,246)	(18,026)	(12,887)
Acquisition of businesses, net of cash acquired	(868,696)	(1,650,363)	(166,557)
Cash proceeds from sales of discontinued operations	—	271,361	—
Cash proceeds from sale of business	17,650	—	—
Cash proceeds from sale of real estate	—	—	2,885

Net cash used in investing activities	(876,292)	(1,397,028)	(176,559)

FINANCING ACTIVITIES:
Excess tax benefits related to share-based payment arrangements	50,555	23,411	17,459
Proceeds from exercise of stock options	15,710	9,208	6,361
Dividends paid	(3,299)	(2,811)	(404,868)
Treasury stock purchased	(846)	—	—
Proceeds from new senior secured credit facility—net	484,316	1,500,048	—
Repayment on new senior secured credit facility	(19,250)	(11,625)	—
Proceeds from senior subordinated notes due 2018—net	—	1,582,184	—
Proceeds from senior subordinated notes due 2014—net	—	—	404,248
Repurchase of senior subordinated notes due 2014	—	(1,041,894)	—
Repayment of existing senior secured credit facility	—	(780,000)	—

Net cash provided by financing activities	527,186	1,278,521	23,200

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	(438)	192	—

NET INCREASE IN CASH AND CASH EQUIVALENTS	64,341	142,071	43,945
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	376,183	234,112	190,167

CASH AND CASH EQUIVALENTS, END OF PERIOD	$440,524	$376,183	$234,112

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$197,787	$155,849	$97,713

Cash paid during the period for income taxes	$103,938	$88,367	$72,498

See Notes to Consolidated Financial Statements.

TRANSDIGM GROUP INCORPORATED

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF THE BUSINESS

Description of the Business—TransDigm Group Incorporated (“TD Group”), through its wholly-owned subsidiary, TransDigm Inc., is a leading global designer, producer and supplier of highly engineered aircraft components for use on nearly all commercial and military aircraft in service today. TransDigm Inc. along with TransDigm Inc.’s direct and indirect wholly-owned operating subsidiaries (collectively, with TD Group, the “Company” or “TransDigm”), offers a broad range of proprietary aerospace components. TD Group has no significant assets or operations other than its 100% ownership of TransDigm Inc. TD Group’s common stock is listed on The New York Stock Exchange, or the NYSE, under the trading symbol “TDG.”

Major product offerings, substantially all of which are ultimately provided to end-users in the aerospace industry, include mechanical/electro-mechanical actuators and controls, ignition systems and engine technology, specialized pumps and valves, power conditioning devices, specialized AC/DC electric motors and generators, NiCad batteries and chargers, engineered latching and locking devices, rods and locking devices, engineered connectors and elastomers, cockpit security components and systems, specialized cockpit displays, aircraft audio systems, specialized lavatory components, seatbelts and safety restraints, engineered interior surfaces and lighting and control technology.

Separate Financial Statements—Separate financial statements of TransDigm Inc. are not presented because TransDigm Inc.’s 7 3/4% senior subordinated notes are fully and unconditionally guaranteed on a senior subordinated basis by TD Group and all existing 100% owned domestic subsidiaries of TransDigm Inc. and because TD Group has no significant operations or assets separate from its investment in TransDigm Inc.

Reclassifications—Certain reclassifications of prior year amounts have been made to the Consolidated Statement of Cash Flows to conform to current year classification to reflect the effect of exchange rate changes on cash and cash equivalents relating to our foreign operations.

2. ACQUISITIONS

Aero-Instruments Co., LLC—On September 17, 2012, TransDigm Inc. acquired all of the outstanding equity interests in Aero-Instruments Co., LLC (“Aero-Instruments”), for approximately $34.7 million in cash, subject to adjustments based on the level of working capital as of the closing date of the acquisition. Aero-Instruments designs and manufactures highly engineered air data sensors including pitot probes, pitot-static probes, static pressure ports, angle of attack, temperature sensors and flight test equipment for use primarily in the business jet and helicopter markets. These products fit well with TransDigm’s overall business direction. Aero-Instruments will be integrated into TransDigm’s Power & Control segment. The Company expects that the approximately $15 million of goodwill recognized for the acquisition will be deductible for tax purposes.

AmSafe Global Holdings, Inc.—On February 15, 2012, TransDigm Inc. acquired all of the outstanding stock of AmSafe Global Holdings, Inc. (“AmSafe”), for approximately $749.7 million in cash, which includes a purchase price adjustment of $0.5 million paid in the third quarter of fiscal 2012. AmSafe is a leading supplier of innovative, highly engineered and proprietary safety and restraint equipment used primarily in the global aerospace industry. These products fit well with TransDigm’s overall business direction. The majority of AmSafe product lines will be integrated into TransDigm’s Airframe segment, and the remaining product lines will be integrated into the Non-aviation segment. The distribution business acquired as part of AmSafe was sold on August 16, 2012 for approximately $17.7 million in cash, subject to adjustments based on the level of working capital as of the closing date of the sale.

The Company financed the acquisition through a combination of new senior bank debt of $500 million and cash. See Note 11 to the Consolidated Financial Statements.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon management’s estimated fair values at the date of acquisition. To the extent the purchase price exceeded the estimated fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill. The following table summarizes the purchase price allocation of the estimated fair values of the assets acquired and liabilities assumed at the transaction date (in thousands).

Assets acquired:
Current assets, excluding cash acquired	$127,600
Property, plant and equipment	20,794
Intangible assets	270,500
Goodwill	403,025
Other	4,239

Total assets acquired	$826,158

Liabilities assumed:
Current liabilities	$24,152
Deferred income taxes—long term	49,343
Other noncurrent liabilities	2,932

Total liabilities assumed	$76,427

Net assets acquired	$749,731

The Company expects that of the $403 million of goodwill recognized for the acquisition approximately $77 million will be deductible for tax purposes.

Harco Laboratories, Incorporated—On December 9, 2011, TransDigm Inc. acquired all of the outstanding stock of Harco Laboratories, Incorporated (“Harco”), for approximately $83.3 million in cash, which includes a purchase price adjustment of $0.4 million paid in the second quarter of fiscal 2012. Harco designs and manufactures highly engineered thermocouples, sensors, engine cable assemblies and related products for commercial aircraft. These products fit well with TransDigm’s overall business direction. Harco will be integrated into TransDigm’s Power & Control segment. The Company expects that the approximately $56 million of goodwill recognized for the acquisition will not be deductible for tax purposes.

Schneller Holdings —On August 31, 2011, TransDigm Inc. acquired all of the outstanding equity interests in Schneller Holdings LLC (“Schneller”) for approximately $288.6 million in cash, which includes a purchase price adjustment of $1.0 million paid in the first quarter of fiscal 2012. Schneller designs and manufactures proprietary, highly engineered laminates, thermoplastics, and non-textile flooring for use primarily on side walls, lavatories, galleys, bulkheads and cabin floors for commercial aircraft. These products fit well with TransDigm’s overall business direction. Schneller was integrated into TransDigm’s Airframe segment. The Company expects that the approximately $168 million of goodwill recognized for the acquisition will be deductible for tax purposes.

Talley Actuation—On December 31, 2010, AeroControlex Group, Inc., a wholly owned subsidiary of TransDigm Inc., acquired the actuation business of Telair International Inc. (“Talley Actuation”), a wholly-owned subsidiary of Teleflex Incorporated, for approximately $93.6 million in cash, which includes a purchase price adjustment of $0.3 million received in the third quarter of fiscal 2011. Talley Actuation manufactures proprietary, highly engineered electro-mechanical products and other components for commercial and military aircraft. These products fit well with TransDigm’s overall business direction. Talley Actuation was integrated into TransDigm’s Power & Control segment. The Company expects that the approximately $70 million of goodwill recognized for the acquisition will be deductible for tax purposes.

McKechnie Aerospace Holdings, Inc.—On December 6, 2010, TransDigm Inc. acquired all of the outstanding stock of McKechnie Aerospace Holdings Inc. (“McKechnie Aerospace”), for approximately $1.27 billion in cash, which includes a purchase price adjustment of $0.3 million paid in the third quarter of fiscal 2011. McKechnie Aerospace, through its subsidiaries, is a leading global designer, producer and supplier of aerospace components, assemblies and subsystems for commercial aircraft, regional/business jets, military fixed wing and rotorcraft. Some of the businesses acquired as part of McKechnie Aerospace have been divested. See Note 21 to the Consolidated Financial Statements. The remaining products fit well with TransDigm’s overall business direction. Certain product lines of McKechnie Aerospace were integrated into TransDigm’s Power & Control and Airframe segments.

The Company financed the McKechnie Aerospace acquisition, repaid borrowings under the previous senior secured credit facility and redeemed outstanding 7 3/4% Senior Subordinated Notes due 2014 through a combination of the offering of $1.60 billion of 7 3/4% Senior Subordinated Notes due 2018 and new term loan borrowings of $1.55 billion due 2017. See Note 11 to the Consolidated Financial Statements.

The total purchase price was allocated to the underlying assets acquired and liabilities assumed based upon management’s estimated fair values at the date of acquisition. To the extent the purchase price exceeded the estimated fair value of the net identifiable tangible and intangible assets acquired, such excess was allocated to goodwill.

The following table summarizes the purchase price allocation of the estimated fair values of the assets acquired and liabilities assumed at the transaction date (in thousands).

Assets acquired:
Current assets, excluding cash acquired	$109,289
Property, plant and equipment	48,901
Intangible assets	433,000
Goodwill	864,934

Total assets acquired	$1,456,124

Liabilities assumed:
Current liabilities	$40,004
Deferred income taxes—long term	118,591
Other noncurrent liabilities	31,837

Total liabilities assumed	$190,432

Net assets acquired	$1,265,692

The Company expects that the approximately $865 million of goodwill recognized for the acquisition will not be deductible for tax purposes.

The results of operations of McKechnie Aerospace are included in the Company’s consolidated financial statements from the date of the transaction. The Company recorded net sales of $212.2 million from the date of acquisition through September 30, 2011. It is impracticable to determine a meaningful measure of the earnings of the acquired business from the date of acquisition through September 30, 2011 because certain McKechnie Aerospace plant facilities have been integrated into other TransDigm operations. Had the McKechnie acquisition and related financing transactions occurred at the beginning of the fiscal year ended September 30, 2010, unaudited pro forma consolidated results for the year ended September 30, 2011 would have been as follows (in thousands, except per share data):

	Fiscal Years Ended September 30,
	2011	2010
Net sales	$1,247,386	$1,033,059

Net income applicable to common stock from continuing operations	$217,575	$44,614

Net earnings per share from continuing operations:
Basic and diluted	$4.08	$0.84

The unaudited pro forma consolidated results are based on the Company’s historical financial statements and those of McKechnie Aerospace and do not necessarily indicate the results of operations that would have resulted had the acquisition actually been completed at the beginning of the applicable period presented. The pro forma financial information assumes that the companies were combined as of October 1, 2009. The pro forma results for the fiscal year ended September 30, 2010 reflect the business combination accounting effects from the acquisition including amortization charges from the acquired intangible assets, inventory purchase accounting adjustments charged to cost of sales as the inventory is sold, increase in interest expense associated with debt incurred to fund the acquisition, refinancing costs associated with the refinancing of the Company’s entire debt structure and acquisition-related transaction costs. The unaudited pro forma consolidated results do not give effect to the synergies of the acquisition and are not indicative of the results of operations in future periods.

Semco Instruments—On September 3, 2010, TransDigm Inc. completed the acquisition of Semco Instruments, Inc. (“Semco Instruments”) for approximately $73.6 million in cash, which includes a purchase price adjustment of $3.0 million paid in the first quarter of fiscal 2011. Semco Instruments manufactures proprietary, highly engineered components for major turbo-prop, turbo-fan, and turbo-shaft engines, which are primarily used on helicopters, business jets and selected regional airplanes. These products fit well with TransDigm’s overall business direction. Semco Instruments was integrated into TransDigm’s Power & Control segment. The Company expects that the approximately $41 million of goodwill recognized for the acquisition will not be deductible for tax purposes.

Dukes Aerospace—On December 2, 2009, Dukes Aerospace, Inc., a newly formed, wholly owned subsidiary of TransDigm Inc., acquired substantially all of the aerospace related assets and certain liabilities from Dukes, Inc. and GST Industries, Inc. (collectively “Dukes Aerospace”) for approximately $95.5 million in cash, which includes a purchase price adjustment of $0.2 million received in the third quarter of fiscal 2011. In addition, the agreement provides for potential earn-out payments up to a total of $60 million over four years based on the achievement of certain growth targets. The initial purchase price allocation included a fair value liability of $8.0 million recorded for the potential earn-out payments. During the third quarter of fiscal 2011, the Company reversed $3.0 million of the earn-out liability based on lower growth projections relative to the required growth targets for the last three years of the four-year earn-out arrangement. During the fourth quarter of fiscal 2012, the Company reversed the remaining $5.0 million of the earn-out liability based on the lower growth projections relative to the required growth targets. The reversal of earn-out liability is included in selling and administrative expenses in the consolidated statements of income for the fiscal year ended September 30, 2011. The Dukes Aerospace business supplies proprietary, highly engineered components primarily to the business jet, regional jet, and military aerospace markets, along with commercial and military helicopter markets. The products are comprised primarily of highly engineered valves and certain pumps, solenoids and related components. These products fit well with TransDigm’s overall business direction. Dukes Aerospace was integrated into TransDigm’s Power & Control segment. The Company expects that the approximately $64 million of goodwill recognized for the acquisition will be deductible for tax purposes.

The Company accounted for the acquisitions of Aero-Instruments, AmSafe, Harco, McKechnie Aerospace, Schneller, Talley Actuation, Semco Instruments and Dukes Aerospace, (collectively, the “Acquisitions”) using the acquisition method and included the results of operations of the Acquisitions in its consolidated financial statements from the effective date of each acquisition. The Company is in the process of obtaining a third-party valuation of certain tangible and intangible assets of Aero-Instruments, AmSafe and Harco, therefore, the values attributed to those acquired assets in the consolidated financial statements are subject to adjustment. Pro forma net sales and results of operations for the acquisitions of Aero-Instruments, AmSafe, Harco, Schneller, Talley Actuation, Semco Instruments and Dukes Aerospace had they occurred at the beginning of the applicable fiscal year ended September 30, 2012 or 2011, are not significant and, accordingly, are not provided.

The Acquisitions strengthen and expand the Company’s position to design, produce and supply highly-engineered proprietary aerospace components in niche markets with significant aftermarket content and provide opportunities to create value through the application of our three core value-driven operating strategies (obtaining profitable new business, improving our cost structure, and providing highly engineered value-added products to customers). The purchase price paid for each acquisition reflects the current earnings before interest, taxes, depreciation and amortization (EBITDA) and cash flows, as well as, the future EBITDA and cash flows expected to be generated by the business, which are driven in most cases by the recurring aftermarket consumption over the life of a particular aircraft, estimated to be approximately 30 years.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation and Consolidation—The accompanying consolidated financial statements were prepared in conformity with generally accepted accounting principles in the United States (“GAAP”) and include the accounts of TD Group and subsidiaries. All significant intercompany balances and transactions have been eliminated.

Revenue Recognition and Related Allowances—Revenue is recognized from the sale of products when title and risk of loss passes to the customer, which is generally at the time of shipment. Substantially all sales are made pursuant to firm, fixed-price purchase orders received from customers. Provisions for estimated returns, uncollectible accounts and the cost of repairs under contract warranty provisions are provided for in the same period as the related revenues are recorded and are principally based on historical results modified, as appropriate, by the most current information available. Due to uncertainties in the estimation process, it is possible that actual results may vary from the estimates.

Shipping and Handling Costs—Shipping and handling costs are included in cost of sales in the Consolidated Statements of Income.

Research and Development Costs—The Company expenses research and development costs as incurred and classifies such amounts in selling and administrative expenses. The expense recognized for research and development costs for the years ended September 30, 2012, 2011 and 2010 was approximately $27.9 million, $19.3 million, and $13.9 million, respectively.

Cash Equivalents—The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Allowance for Uncollectible Accounts—The Company reserves for amounts determined to be uncollectible based on specific identification of losses and estimated losses based on historical experience. The allowance also incorporates a provision for the estimated impact of disputes with customers. The determination of the amount of the allowance for doubtful accounts is subject to significant levels of judgment and estimation by management. If circumstances change or economic conditions deteriorate or improve, the allowance for doubtful accounts could increase or decrease.

Inventories —Inventories are stated at the lower of cost or market. Cost of inventories is determined by the average cost and the first-in, first-out (FIFO) methods for all locations except CEF Industries, Inc. which determines the cost of inventories using the last-in, first-out (LIFO) method. Approximately 6% of the inventory was valued under the LIFO method at September 30, 2012. Provision for potentially obsolete or slow-moving inventory is made based on management’s analysis of inventory levels and future sales forecasts. In accordance with industry practice, all inventories are classified as current assets even though a portion of the inventories may not be sold within one year.

Property, Plant and Equipment—Property, plant and equipment are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives: land improvements from 10 to 20 years, buildings and improvements from 5 to 30 years, machinery and equipment from 2 to 10 years and furniture and fixtures from 3 to 10 years.

Property, plant and equipment is assessed for potential impairment whenever indicators of impairment are present by determining whether the carrying value of the property can be recovered through projected, undiscounted cash flows from future operations over the property’s remaining estimated useful life. Any impairment recognized is the amount by which the carrying amount exceeds the fair value of the asset.

Debt Issue Costs, Premiums and Discounts—The cost of obtaining financing as well as premiums and discounts are amortized using the effective interest method over the terms of the respective obligations/securities.

Intangible Assets—Intangible assets consist of identifiable intangibles acquired or recognized in accounting for the acquisitions (trademarks, trade names, technology, order backlog and a license agreement) and goodwill. Goodwill and intangible assets that have indefinite useful lives (trademarks and trade names) are subject to annual impairment testing. Management determines fair value using a discounted future cash flow analysis or other accepted valuation techniques. The Company performs an annual impairment test for goodwill and other intangible assets as of the first day of the fourth fiscal quarter of each year, or more frequently, if an event occurs or circumstances change that would more likely than not reduce fair value below current value.

A two-step impairment test is used to identify potential goodwill impairment. The first step of the goodwill impairment test, used to identify potential impairment, compares the fair value of a reporting unit (as defined) with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill is not considered impaired, and the second step of the goodwill impairment test is unnecessary. The second step measures the amount of impairment, if any, by comparing the carrying value of the goodwill associated with a reporting unit to the implied fair value of the goodwill derived from the estimated overall fair value of the reporting unit and the individual fair values of the other assets and liabilities of the reporting unit.

GAAP requires that the annual, and any interim, impairment assessment be performed at the reporting unit level. The reporting unit level is the operating subsidiary level for the Company. Substantially all goodwill was determined and recognized for each operating subsidiary pursuant to the accounting for the merger or acquisition as of the date of each transaction, and therefore the allocation of goodwill among reporting units was immaterial for purposes of the impairment assessment. With respect to acquisitions integrated into an existing operating subsidiary, any related goodwill is combined with goodwill of the operating subsidiary.

The impairment test for indefinite lived intangible assets consists of a comparison between their fair values and carrying values. If the carrying amounts of intangible assets that have indefinite useful lives exceed their fair values, an impairment loss will be recognized in an amount equal to the sum of any such excesses.

The Company assesses the recoverability of its amortizable intangible assets only when indicators of impairment are present by determining whether the amortization over their remaining lives can be recovered through projected, undiscounted cash flows from future operations. Amortization of amortizable intangible assets is computed using the straight-line method over the following estimated useful lives: technology from 20 to 22 years, order backlog over one year, and a license agreement over 20 years.

Stock Option Plans—The Company records stock-based compensation measured using the fair value method of accounting. Compensation expense is recorded over the vesting periods of the options.

Income Taxes—The Company accounts for income taxes using an asset and liability approach. Deferred taxes are recorded for the difference between the book and tax basis of various assets and liabilities. A valuation allowance is provided when it is more likely than not that some or all of a deferred tax asset will not be realized.

Contingencies—During the ordinary course of business, the Company is from time to time threatened with, or may become a party to, legal actions and other proceedings. While the Company is currently involved in certain legal proceedings, it believes the results of these proceedings will not have a material adverse effect on its financial condition, results of operations, or cash flows. The Company believes that its potential exposure to such legal actions is adequately covered by its aviation product and general liability insurance.

Estimates —The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income (Loss)—The term “comprehensive income (loss)” represents the change in stockholders’ equity from transactions and other events and circumstances resulting from non-stockholder sources. The Company’s accumulated other comprehensive income or loss, consisting principally of fair value adjustments to its interest rate swap agreements (net of tax), cumulative foreign currency translation adjustments and pension liability adjustments (net of tax), is reported separately in the accompanying consolidated statements of changes in stockholders’ equity. See Note 20 to the Consolidated Financial Statements.

Earnings per Share—Earnings per share information is determined using the two-class method, which includes the weighted-average number of common shares outstanding during the period and other securities that participate in dividends (“participating securities”). Our vested stock options are considered “participating securities” because they include non-forfeitable rights to dividends. In applying the two-class method, earnings are allocated to both common stock shares and participating securities based on their respective weighted-average shares outstanding for the period. Diluted earnings per share information may include the additional effect of other securities, if dilutive, in which case the dilutive effect of such securities is calculated using the treasury stock method.

4. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative accounting guidance included in Accounting Standards Codification (“ASC”) Topic 220, “Comprehensive Income”. This guidance eliminates the option to report other comprehensive income and its components in the statement of changes in equity. Companies can elect to present items of net income and other comprehensive income in one continuous statement or in two separate, but consecutive, statements. The Company adopted the presentation guidance during the first quarter of fiscal 2013 and has elected to present two separate consecutive statements. Retrospective revisions have been made to the consolidated financial statements for the three years in the period ended September 30, 2012 to reflect this presentation guidance.

In September 2011, the FASB issued authoritative accounting guidance included in ASC Topic 350, “Intangibles—Goodwill and Other”. This guidance amends the requirements for goodwill impairment testing. The Company has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, the Company determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary. This guidance is effective for the Company for its annual goodwill impairment testing for the year ending September 30, 2013. The Company does not expect this guidance to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

In July 2012, the FASB issued authoritative guidance included in ASC Topic 350, “Intangibles—Goodwill and Other.” This guidance permits an entity to first assess qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is impaired, as a basis for determining whether it is necessary to perform the quantitative impairment test described in FASB ASC Topic 350, “Intangibles—Goodwill and Other”. This guidance is effective for the Company for its annual impairment testing for the year ending September 30, 2013. The Company does not expect this guidance to have a significant impact on the Company’s consolidated results of operations, financial position or cash flows.

5. EARNINGS PER SHARE (TWO-CLASS METHOD)

The following table sets forth the computation of basic and diluted earnings per share (in thousands, except per share data):

	Fiscal Years Ended September 30,
	2012	2011	2010
Numerator for earnings per share:
Net income from continuing operations	$324,969	$152,225	$163,445
Less dividends paid on participating securities	(3,299)	(2,811)	(30,313)

	321,670	149,414	133,132
Net income from discontinued operations	—	19,909	—

Net income applicable to common stock—basic and diluted	$321,670	$169,323	$133,132

Denominator for basic and diluted earnings per share under the two-class method:
Weighted average common shares outstanding	50,996	49,888	49,171
Vested options deemed participating securities	2,886	3,445	3,752

Total shares for basic and diluted earnings per share	53,882	53,333	52,923

Net earnings per share from continuing operations—basic and diluted	$5.97	$2.80	$2.52
Net earnings per share from discontinued operations—basic and diluted	—	0.37	—

Net earnings per share	$5.97	$3.17	$2.52

6. SALES AND TRADE ACCOUNTS RECEIVABLE

Sales—The Company’s sales and receivables are concentrated in the aerospace industry. TransDigm’s customers include: distributors of aerospace components; commercial airlines, large commercial transport and regional and business aircraft OEMs; various armed forces of the United States and friendly foreign governments; defense OEMs; system suppliers; and various other industrial customers.

One customer accounted for approximately 13%, 14% and 14% of the Company’s net sales for the years ended September 30, 2012, 2011 and 2010, respectively. Export sales to customers, primarily in Western Europe, Canada and Asia, were $508.8 million during fiscal 2012, $305.5 million during fiscal 2011 and $170.6 million during fiscal 2010.

Information concerning the Company’s net sales by its major product offerings is as follows for the periods indicated below (in thousands):

	Years Ended September 30,
	2012	2011	2010
Ignition systems, engine sensors, harnesses and related components	$199,972	$153,919	$111,834
Engineered latching and locking devices	196,064	150,111	33,746
Mechanical/electro-mechanical actuators and controls	176,448	168,530	124,574
Rods and locking devices	129,221	99,556	31,438
Specialized valves	118,368	102,664	95,946
AC/DC electric motors and generators	101,173	84,213	57,410
Engineered decorative laminates	97,906	7,253	—
Specialized pumps	87,062	72,116	66,893
Safety restraints	77,145	—	—
Engineered connectors	75,360	57,803	43,945
Power conditioning devices	67,187	58,683	57,917
Power, lighting and control	65,329	55,327	44,849
NiCad batteries/chargers	57,907	57,757	45,583
Audio systems	46,259	44,614	36,870
Lavatory hardware	46,190	38,280	27,753
Other	158,617	55,195	48,896

Total	$1,700,208	$1,206,021	$827,654

Trade Accounts Receivable—Trade accounts receivable consist of the following at September 30 (in thousands):

	2012	2011
Trade accounts receivable—gross	$240,743	$192,166
Allowance for uncollectible accounts	(4,960)	(2,873)

Trade accounts receivable—net	$235,783	$189,293

At September 30, 2012, approximately 9% of the Company’s trade accounts receivable was due from one customer. In addition, approximately 35% of the Company’s trade accounts receivable was due from entities that principally operate outside of the United States. Credit is extended based on an evaluation of each customer’s financial condition and collateral is generally not required.

7. INVENTORIES

Inventories consist of the following at September 30 (in thousands):

	2012	2011
Raw materials and purchased component parts	$203,809	$160,402
Work-in-progress	102,645	85,612
Finished Goods	48,395	43,192

Total	354,849	289,206
Reserves for excess and obsolete inventory and LIFO	(34,346)	(23,889)

Inventories—net	$320,503	$265,317

8. PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following at September 30 (in thousands):

	2012	2011
Land and improvements	$39,685	$40,912
Buildings and improvements	78,631	58,692
Machinery, equipment and other	167,435	137,124
Construction in progress	10,171	8,250

Total	295,922	244,978
Accumulated depreciation	(123,185)	(94,178)

Property, plant and equipment—net	$172,737	$150,800

9. INTANGIBLE ASSETS

Intangible assets subject to amortization consist of the following at September 30 (in thousands):

	2012			2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
Technology	$723,231	$105,995	$617,236	$546,726	$75,426	$471,300
Order backlog	5,910	3,965	1,945	24,799	17,895	6,904
Other	43,343	6,528	36,815	10,973	5,753	5,220

Total	$772,484	$116,488	$655,996	$582,498	$99,074	$483,424

Information regarding the amortization expense of amortizable intangible assets is detailed below (in thousands):

Aggregate Amortization Expense:

Years ended September 30,
2012	$44,535
2011	40,368
2010	15,079

Estimated Amortization Expense:

Years ending September 30,
2013	$38,099
2014	36,156
2015	36,156
2016	36,156
2017	36,156

Intangible assets acquired during the year ended September 30, 2012 were as follows (in thousands):

	Cost	Amortization Period
Intangible assets not subject to amortization:
Goodwill	$473,895
Trademarks and trade names	121,510

	595,405

Intangible assets subject to amortization:
Technology	175,750	20 years
Order backlog	5,910	1 year
Other	4,800	15 years

	186,460	19.3 years

Total	$781,865

The changes in the carrying amount of goodwill by segment for the fiscal years ended September 30, 2011 and 2012 were as follows (in thousands):

	Power & Control	Airframe	Non- aviation	Total
Balance at September 30, 2010	$1,063,872	$459,725	$48,067	$1,571,664
Goodwill acquired during the year (Note 2)	159,396	969,749	—	1,129,145
Divestitures (Note 22)	(15,393)	(88,487)	—	(103,880)
Other	(2,029)	847	—	(1,182)

Balance at September 30, 2011	1,205,846	1,341,834	48,067	2,595,747
Goodwill acquired during the year (Note 2)	70,870	401,500	1,525	473,895
Purchase price allocation adjustments	(2,012)	(24,097)	—	(26,109)
Other	(1)	(8,023)	(7)	(8,031)

Balance at September 30, 2012	$1,274,703	$1,711,214	$49,585	$3,035,502

10. ACCRUED LIABILITIES

Accrued liabilities consist of the following at September 30 (in thousands):

	2012	2011
Compensation and related benefits	$39,446	$24,824
Interest	39,003	37,065
Interest rate swap agreements	9,800	—
Product warranties	8,604	8,722
Income taxes payable	—	8,937
Other	42,384	49,701

Total	$139,237	$129,249

11. DEBT

The Company’s long-term debt consists of the following at September 30 (in thousands):

	2012	2011
Term loans	$2,019,125	$1,538,375
Senior Subordinated Notes due 2018	1,600,000	1,600,000

	3,619,125	3,138,375
Less current portion	20,500	15,500

Long-term debt	$3,598,625	$3,122,875

Revolving Credit Facility and Term Loan—In December 2010, TD Group’s wholly owned subsidiary, TransDigm Inc., entered into a senior secured credit facility, which consisted of a $1.55 billion term loan facility and a $245 million revolving credit facility (collectively, the “Existing Senior Secured Credit Facility”). The proceeds of the term loan were used to pay the purchase price of and related transaction expenses associated with the acquisition of McKechnie Aerospace and repay a portion of the amounts outstanding under the previous senior secured credit facility. The remaining amount of the previous senior secured credit facility was repaid from a portion of the 7 3/4% Senior Subordinated Notes due 2018 (the “2018 Notes”) proceeds.

On February 14, 2011, TransDigm Inc. entered into a new senior secured credit facility which provides for a $1.55 billion term loan facility (the “New Senior Secured Credit Facility”), which was fully drawn on February 14, 2011. The New Senior Secured Credit Facility replaced the term loan under the Existing Senior Secured Credit Facility and modified certain terms of the original agreement including extending the maturity date of the term loan and modifying the interest rate provisions.

On March 25, 2011, TransDigm entered into Amendment No. 1 (the “Amendment”) to the Existing Senior Secured Credit Facility. The Amendment provides for a modification to certain terms of the permitted indebtedness covenant contained in the Existing Senior Secured Credit Facility to modify the requirements for incurring certain additional senior indebtedness.

On February 15, 2012, TransDigm entered into Amendment No. 1 and an Incremental Term Loan Assumption Agreement to the New Senior Secured Credit Facility. The amendment provides for an additional term loan facility in the aggregate principal amount of $500 million. The additional term loan facility was fully drawn on February 15, 2012. The proceeds of the additional term loan facility were used to pay a portion of the purchase price of and related transaction expenses associated with the acquisition of AmSafe.

On February 15, 2012 TransDigm also entered into an Incremental Revolving Credit Assumption Agreement (the “Assumption Agreement”) to the Existing Senior Secured Credit Facility, as amended. The Assumption Agreement provides for additional revolving commitments to TransDigm in an aggregate principal amount of $65 million, which results in a total revolving credit amount of $310 million.

At September 30, 2012, the Company had $7.1 million letters of credit outstanding and $302.9 million of borrowings available under the Existing Senior Secured Credit Facility, as amended. Under the Existing Senior Secured Credit Facility, the revolving credit facility matures in December 2015.

Under the New Senior Secured Credit Facility, the term loan matures in February 2017. The term loans under the New Senior Secured Credit Facility require quarterly principal payments totaling $5.1 million.

The interest rates per annum applicable to the term loans under the New Senior Secured Credit Facility will be, at TransDigm’s option, equal to either an alternate base rate or an adjusted LIBO rate for one, two, three or six-month (or to the extent agreed to by each relevant lender, nine or twelve-month) interest periods chosen by TransDigm, in each case plus an applicable margin percentage. The adjusted LIBO rate is subject to a floor of 1%. At September 30, 2012, the applicable interest rate on the term loans was 4.0%.

On June 27, 2011, the Company entered into three forward-starting interest rate swap agreements beginning December 31, 2012 to hedge the variable interest rates on the New Senior Secured Credit Facility for a fixed rate based on an aggregate notional amount of $353 million through June 30, 2015. These forward-starting interest rate swap agreements will effectively convert the variable interest rate on the aggregate notional amount of the New Senior Secured Credit Facility to a fixed rate of 5.17% over the term of the interest rate swap agreements.

Under the terms of the New Senior Secured Credit Facility, the Company is required to pay the administrative agent certain fees. In addition, under the Existing Senior Secured Credit Facility, on the last day of each calendar quarter the Company is required to pay a commitment fee equal to the applicable rate per annum in effect from time to time of any unused commitments under the revolving credit line and certain other fees in respect of letters of credit that may be outstanding thereunder from time to time.

All of the indebtedness outstanding under the credit facilities is guaranteed by TD Group and all of TransDigm’s current and future domestic restricted subsidiaries (other than immaterial subsidiaries), and is secured by a first priority security interest in substantially all of the existing and future property and assets, including inventory, equipment, general intangibles, intellectual property, investment property and other personal property (but excluding leasehold interests and certain other assets) of TransDigm and all of TransDigm’s existing and future domestic restricted subsidiaries (other than immaterial subsidiaries), and a first priority pledge of the capital stock of TransDigm and its domestic subsidiaries and 65% of the voting capital stock of certain of TransDigm’s foreign subsidiaries.

The credit facilities contain certain covenants that limit the ability of TD Group, TransDigm and TransDigm’s restricted subsidiaries to, among other things, incur or guarantee additional indebtedness or issue preferred stock, pay distributions on, redeem or repurchase capital stock or redeem or repurchase subordinated debt, make investments, sell assets, enter into agreements that restrict distributions or other payments from restricted subsidiaries to TransDigm, incur or suffer to exist liens securing indebtedness, consolidate, merge or transfer all or substantially all of their assets, and engage in transactions with affiliates. At September 30, 2012, TransDigm was in compliance with all of the covenants contained in the credit facilities.

The term loan under the New Senior Secured Credit Facility requires mandatory prepayments of principal based on certain percentages of Excess Cash Flow (as therein defined), commencing 90 days after the end of each fiscal year, that began with the fiscal year ended September 30, 2012, subject to certain exceptions. At September 30, 2012, TransDigm was not required to make a prepayment based upon the Excess Cash Flow provision. In addition, subject to certain exceptions (including, with respect to asset sales, the reinvestment in productive assets), TransDigm will be required to prepay the loans outstanding under the term loan facility at 100% of the principal amount thereof, plus accrued and unpaid interest, with the net cash proceeds of certain asset sales and issuance or incurrence of certain indebtedness, to the extent not reinvested.

Senior Subordinated Notes—In December 2010, TransDigm issued $1.6 billion in aggregate principal amount of its 2018 Notes at an issue price of 100% of the principal amount. The 2018 Notes represent unsecured obligations of TransDigm Inc. ranking subordinate to TransDigm Inc.’s senior debt, as defined in the indenture governing the 2018 Notes. Interest under the 2018 Notes is payable semi-annually.

Prior to December 15, 2013, TransDigm is permitted to redeem specified percentages of the 2018 Notes from the proceeds of equity offerings at a redemption price of 107.75%, plus accrued and unpaid interest. The 2018 Notes are redeemable by TransDigm, in whole or in part, at specified redemption prices, which decline from 103.875% to 100% over the remaining term of the 2018 Notes, plus accrued and unpaid interest. If a change in control of the Company occurs, the holders of the 2018 Notes will have the right to demand that TransDigm redeem the 2018 Notes at a purchase price equal to 101% of the principal amount of the 2018 Notes plus accrued and unpaid interest. The 2018 Notes contain many of the same restrictive covenants included in the New Senior Secured Credit Facility. TransDigm is in compliance with all of the covenants contained in the 2018 Notes.

TransDigm utilized a portion of the proceeds from the 2018 Notes to purchase its 7 3/4% Senior Subordinated Notes due 2014 (the “2014 Notes”).

The Company recorded refinancing costs of $72.5 million during the fiscal year ended September 30, 2011 representing charges resulting from the refinancing of TransDigm’s entire debt structure. The charge for the fiscal year ended September 30, 2011 consisted of the premium of $41.9 million paid to redeem the 2014 Notes, the write-off of debt issue costs and unamortized note premium and discount of $25.7 million, and the settlement of the interest rate swap agreement and other expenses of $4.9 million.

At September 30, 2012, future maturities of long-term debt are as follows (in thousands):

Years ended September 30,
2013	$20,500
2014	20,500
2015	20,500
2016	20,500
2017	1,937,125
Thereafter	1,600,000

$3,619,125

Special Cash Dividend Payment—In October 2009, TransDigm made a special cash dividend to its stockholders of $7.65 per share and cash dividend equivalents payments (“Dividend Equivalent Payments”) to holders of options to purchase its common stock from the net proceeds of the $425 million Senior Subordinated Notes due 2014 issued in October 2009. After the payment of debt issue fees and expenses, the net proceeds amounted to approximately $404.5 million. The special cash dividend and Dividend Equivalent Payments of $404.9 million were paid in the first quarter of fiscal 2010, Dividend Equivalent Payments of $2.8 million were paid in the first quarter of fiscal 2011 and $3.3 million were paid in the first quarter of fiscal 2012. The $425 million of 2014 Notes were included in the tender offer made in conjunction with the 2018 Notes issuance.

12. RETIREMENT PLANS

Defined Contribution Plans—The Company sponsors certain defined contribution employee savings plans that cover substantially all of the Company’s non-union employees. Under certain plans, the Company contributes a percentage of employee compensation and matches a portion of employee contributions. The cost recognized for such contributions for the years ended September 30, 2012, 2011 and 2010 was approximately $4.9 million, $3.5 million and $2.6 million, respectively.

Defined Benefit Pension Plans—The Company has four non-contributory defined benefit pension plans. The Company’s funding policy is to contribute actuarially determined amounts allowable under Internal Revenue Service regulations for the qualified plans. The Company uses a September 30th measurement date for its defined benefit pension plans.

The Company has three qualified, non-contributory defined benefit pension plans, which together cover certain union employees. One plan covers certain employees of a business acquired during the year ended September 30, 2012. The plans provide benefits of stated amounts for each year of service. The plan assets as of September 30, 2012 and 2011 were approximately $60.1 million and $6.7 million, respectively. The Company’s accumulated benefit obligation for these defined benefit pension plans at September 30, 2012 and 2011 was $62.9 million and $9.7 million, respectively. The total liability recognized at September 30, 2012 and 2011 was $4.7 million and $3.0 million, respectively. The net periodic pension cost recognized in the Consolidated Statements of Income for the years ended September 30, 2012, 2011, and 2010 was $0.6 million, $0.4 million, and $0.3 million, respectively.

The Company has a non-qualified, non-contributory defined benefit pension plan, which covers certain retired employees of a business acquired during the year ended September 30, 2011. The plan is unfunded and provides defined benefits based on the final average salary of the employees as defined in the plan. The projected benefit obligation for this defined benefit pension plan and the total liability recognized in the Consolidated Balance Sheet at September 30, 2012 and 2011 was approximately $9.5 million and $8.8 million, respectively. The net periodic pension cost recognized in the Consolidated Statements of Income relating to this plan was $0.4 million for the year ended September 30, 2012 and less than $0.1 million for the year ended September 30, 2011.

13. INCOME TAXES

The Company’s income tax provision on income from continuing operations consists of the following for the periods shown below (in thousands):

	Fiscal Years Ended September 30,
	2012	2011	2010
Current
Federal	$122,884	$50,105	$78,591
State	12,855	7,109	6,899
Foreign	2,361	1,310	—

	138,100	58,524	85,490

Deferred	24,800	18,676	1,900

	$162,900	$77,200	$87,390

The differences between the income tax provision on income from continuing operations at the federal statutory income tax rate and the tax provision shown in the accompanying consolidated statements of income for the periods shown below are as follows (in thousands):

	Fiscal Years Ended September 30,
	2012	2011	2010
Tax at statutory rate of 35%	$170,754	$80,299	$87,792
State and local income taxes, net of federal benefit	5,221	3,576	4,298
Domestic manufacturing deduction	(9,126)	(2,772)	(3,981)
Research and development credits	(288)	(2,303)	(300)
Other—net	(3,661)	(1,600)	(419)

Income tax provision	$162,900	$77,200	$87,390

The components of the deferred taxes consist of the following at September 30 (in thousands):

	2012	2011
Deferred tax assets:
Employee benefits, compensation and other accrued obligations	$31,711	$16,059
Net operating losses	14,637	16,500
Inventory	12,330	10,715
Tax credits	9,347	—
Environmental	6,975	7,412
Interest rate swaps	3,652	2,087
Product warranties	3,560	3,534
Other accrued liabilities	—	4,692

Total	82,212	60,999
Less: Valuation allowance	(16,150)	(15,874)

Total deferred tax assets	66,062	45,125

Deferred tax liabilities:
Intangible assets	361,226	302,273
Property, plant and equipment	23,119	22,459
Unremitted foreign earnings	3,714	—
Other	5,765	—

Total deferred tax liabilities	393,824	324,732

Total net deferred tax liabilities	$327,762	$279,607

At September 30, 2012, the Company had federal and United Kingdom net operating loss carryforwards of approximately $19.3 million and state net operating loss carryforwards that generate a tax benefit of approximately $13.3 million that expire in various years from 2013 to 2031. A valuation allowance has been established equal to the amount of the net operating losses that the Company believes will not be utilized. The Company had foreign tax credit carryforwards which generate a tax benefit of approximately $7.0 million that expire from 2018 to 2021. A valuation allowance has been established equal to the amount of the foreign tax credits that the Company believes will not be utilized.

The Company and its subsidiaries file income tax returns in the U.S. federal jurisdiction, various state and local jurisdictions as well as foreign jurisdictions located in Belgium, China, France, Malaysia, Mexico, Singapore, Sri Lanka and the United Kingdom. The Company is no longer subject to U.S. federal examinations for years before fiscal 2011. AmSafe is subject to U.S. federal examinations for the 2008, 2009, 2010 and 2011 years. In addition, the Company is subject to state income tax examinations for fiscal years 2009 and 2010.

The cumulative amount of the Company’s foreign undistributed net earnings for which no deferred taxes have been provided is approximately $6.9 million at September 30, 2012. The Company has no plans to repatriate such earnings in the foreseeable future. It is not practical to determine the deferred tax liability on these earnings.

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows (in thousands):

	2012	2011
Balance at beginning of period	$7,568	$1,832
Additions based on tax positions related to the current year	1,008	129
Reductions for tax positions of prior years	(3,190)	(760)
Acquisitions	1,546	6,367

Balance at end of period	$6,932	$7,568

Unrecognized tax benefits at September 30, 2012 and 2011, the recognition of which would have an effect on the effective tax rate for each fiscal year, amounted to $6.3 million and $7.0 million, respectively. The Company classifies all income tax related interest and penalties as income tax expense, which were not significant for the years ended September 30, 2012, 2011 and 2010. As of September 30, 2012 and 2011, the Company accrued $0.9 million and $1.2 million, respectively, for the potential payment of interest and penalties. The Company anticipates no significant changes to its total unrecognized tax benefits through fiscal 2013.

14. ENVIRONMENTAL LIABILITIES

Our operations and facilities are subject to a number of federal, state, local and foreign environmental laws and regulations that govern, among other things, discharges of pollutants into the air and water, the generation, handling, storage and disposal of hazardous materials and wastes, the remediation of contamination and the health and safety of our employees. Environmental laws and regulations may require that the Company investigate and remediate the effects of the release or disposal of materials at sites associated with past and present operations. Certain facilities and third-party sites utilized by subsidiaries of the Company have been identified as potentially responsible parties under the federal Superfund laws and comparable state laws. The Company is currently involved in the investigation and remediation of a number of sites under applicable laws.

Estimates of the Company’s environmental liabilities are based on current facts, laws, regulations and technology. These estimates take into consideration the Company’s prior experience and professional judgment of the Company’s environmental specialists. Estimates of the Company’s environmental liabilities are further subject to uncertainties regarding the nature and extent of site contamination, the range of remediation alternatives available, evolving remediation standards, imprecise engineering evaluations and cost estimates, the extent of corrective actions that may be required and the number and financial condition of other potentially responsible parties, as well as the extent of their responsibility for the remediation.

Accordingly, as investigation and remediation proceed, it is likely that adjustments in the Company’s accruals will be necessary to reflect new information. The amounts of any such adjustments could have a material adverse effect on the

Company’s results of operations or cash flows in a given period. Based on currently available information, however, the Company does not believe that future environmental costs in excess of those accrued with respect to sites for which the Company has been identified as a potentially responsible party are likely to have a material adverse effect on the Company’s financial condition.

Environmental liabilities are recorded when the liability is probable and the costs are reasonably estimable, which generally is not later than at completion of a feasibility study or when the Company has recommended a remedy or has committed to an appropriate plan of action. The liabilities are reviewed periodically and, as investigation and remediation proceed, adjustments are made as necessary. Liabilities for losses from environmental remediation obligations do not consider the effects of inflation and anticipated expenditures are not discounted to their present value. The liabilities are not reduced by possible recoveries from insurance carriers or other third parties, but do reflect anticipated allocations among potentially responsible parties at federal Superfund sites or similar state-managed sites, third party indemnity obligations, and an assessment of the likelihood that such parties will fulfill their obligations at such sites.

The Company’s consolidated balance sheet includes the following for environmental remediation obligations at September 30 (in thousands):

	2012	2011
Accrued liabilities	$1,000	$1,000
Other non-current liabilities	18,092	18,888

Total	$19,092	$19,888

15. CAPITAL STOCK

Capital Stock—Authorized capital stock of TD Group consists of 224,400,000 shares of $.01 par value common stock and 149,600,000 shares of $.01 par value preferred stock. The total number of shares of common stock outstanding at September 30, 2012 and 2011 was 52,157,225 and 50,829,276, respectively. There were no shares of preferred stock outstanding at September 30, 2012 and 2011. The terms of the preferred stock have not been established.

On August 22, 2011, the Board of Directors authorized a common share repurchase program, which was announced on August 23, 2011. Under the terms of the program, the Company may purchase up to a maximum aggregate value of $100 million of its shares of common stock. For the year ended September 30, 2012, the Company repurchased 11,300 shares of its common stock at a gross cost of approximately $0.8 million at a weighted-average price per share of $74.87 per share. The program replaces the repurchase program announced on October 23, 2008, under which the Company previously repurchased 494,100 share of its common stock at a gross cost of approximately $15.2 million at a weighted-average price per share of $30.85.

16. SEGMENTS

During TransDigm’s third quarter ended June 29, 2013, the Company changed its internal management structure and its reporting structure of financial information used to assess performance and allocate resources. The Company’s businesses are organized and managed in three reporting segments: Power & Control, Airframe and Non-aviation.

The Power & Control segment includes operations that primarily develop, produce and market systems and components that predominately provide power to or control power of the aircraft utilizing electronic, fluid, power and mechanical motion control technologies. Primary customers of this segment are engine and power system and subsystem suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Airframe segment includes operations that primarily develop, produce and market systems and components that are used in non-power airframe applications utilizing airframe and cabin structure technologies. Primary customers of this segment are airframe manufacturers and cabin system suppliers and sub system suppliers, airlines, third party maintenance suppliers, military buying agencies and repair depots. Products are sold in the original equipment and aftermarket market channels.

The Non-aviation segment includes operations that primarily develop, produce and market products for non-aviation markets. Primary customers of this segment are off road vehicle suppliers and sub system suppliers, child restraint system suppliers, satellite and space system suppliers and fueling system components primarily for the mining industry.

The primary measurements used by management to review and assess the operating performance of each segment are segment net sales, segment EBITDA As Defined and related margin percentage of segment net sales. The Company defines EBITDA As Defined as earnings before interest, taxes, depreciation and amortization plus certain non-operating items including refinancing costs, acquisition-related costs, transaction-related costs and non-cash compensation charges incurred in connection with the Company’s stock option plans. Acquisition-related costs represent accounting adjustments to inventory associated with acquisitions of businesses and product lines that were charged to cost of sales when the inventory was sold; costs incurred to integrate acquired businesses and product lines into the Company’s operations, facility relocation costs and other acquisition-related costs; transaction related costs comprising deal fees; legal, financial and tax diligence expenses and valuation costs that are required to be expensed as incurred and other acquisition accounting adjustments.

EBITDA As Defined is not a measurement of financial performance under accounting principles generally accepted in the United States of America (“GAAP”). Although we use EBITDA As Defined to assess the performance of our business and for various other purposes, the use of this non-GAAP financial measure as an analytical tool has limitations, and you should not consider it in isolation, or as a substitute for analysis of our results of operations as reported in accordance with GAAP.

The Company’s segments are reported on the same basis used internally for evaluating performance and for allocating resources. The accounting policies for each segment are the same as those described in the summary of significant accounting policies in the Company’s consolidated financial statements. Intersegment sales and transfers are recorded at values based on market prices, which creates intercompany profit on intersegment sales or transfers that is eliminated in consolidation. Intersegment sales were insignificant for the fiscal years ended September 30, 2012, 2011 and 2010.

The following table presents net sales by reportable segment (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
Net sales to external customers
Power & Control	$776,342	$668,920	$537,232
Airframe	843,643	505,257	261,600
Non-aviation	80,223	31,844	28,822

	$1,700,208	$1,206,021	$827,654

The following table reconciles EBITDA As Defined by segment to consolidated income from continuing operations before income taxes (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
EBITDA As Defined
Power & Control	$410,259	$349,239	$288,592
Airframe	402,048	244,624	119,488
Non-aviation	24,133	16,522	14,700

Total segment EBITDA As Defined	836,440	610,385	422,780
Unallocated corporate expenses	27,421	20,511	11,171

Total Company EBITDA As Defined	809,019	589,874	411,609

Depreciation and amortization	68,227	60,460	30,165
Interest expense—net	211,906	185,256	112,234
Acquisition-related costs	18,866	29,711	11,682
Stock option expense	22,151	12,568	6,693
Refinancing costs	—	72,454	—

Income from continuing operations before income taxes	$487,869	$229,425	$250,835

The following table presents capital expenditures and depreciation and amortization by segment (in thousands):

	Fiscal years ended September 30,
	2012	2011	2010
Capital expenditures
Power & Control	$9,436	$8,740	$7,331
Airframe	13,730	7,914	4,696
Non-aviation	1,920	522	854
Corporate	160	850	6

	$25,246	$18,026	$12,887

Depreciation and amortization
Power & Control	$21,565	$22,368	$19,719
Airframe	44,128	36,825	9,444
Non-aviation	2,393	980	923
Corporate	141	287	79

	$68,227	$60,460	$30,165

	September 30, 2012	September 30, 2011
Total assets
Power & Control	$1,896,300	$1,784,217
Airframe	2,932,229	2,190,958
Non-aviation	118,520	79,220
Corporate	512,568	459,241

	$5,459,617	$4,513,636

The Company’s sales principally originate from the United States, and the Company’s long-lived assets are principally located in the United States.

17. STOCK-BASED COMPENSATION

The Company’s stock compensation plans are designed to assist the Company in attracting, retaining, motivating and rewarding key employees, directors or consultants, and promoting the creation of long-term value for stockholders by closely aligning the interests of these individuals with those of the Company’s stockholders. The Company’s stock compensation plans provide for the granting of stock options, restricted stock and other stock-based incentives.

The following table shows the expense recognized by the Company for stock-based compensation (in thousands):

	Fiscal Years Ended September 30,
	2012	2011	2010
Stock option compensation expense:
Performance vested stock options	$22,151	$12,568	$6,693
Restricted stock award amortization	—	6	11

	$22,151	$12,574	$6,704

The weighted-average grant date fair value of options granted during the fiscal years ended September 30, 2012, 2011 and 2010 was $43.23, $33.51 and $18.83, respectively.

Compensation expense is recognized based upon probability assessments of awards that are expected to vest in future periods. Such probability assessments are subject to revision and, therefore, unrecognized compensation expense is subject to future changes in estimate. As of September 30, 2012, there was approximately $15.6 million of total unrecognized compensation expense related to non-vested awards expected to vest, which is expected to be recognized over a weighted-average period of three years.

The fair value of the Company’s employee stock options was estimated at the date of grant using a Black-Scholes-Merton option-pricing model with the following weighted average assumptions for all options granted during the fiscal years ended:

	Fiscal Years Ended September 30,
	2012	2011	2010
Risk-free interest rate	1.10% to 1.50%	1.67% to 2.53%	2.45% to 2.96%
Expected life of options	6 years	6 years	6 years
Expected dividend yield of stock	—	—	—
Expected volatility of stock	40%	40%	40%

The risk-free interest rate is based upon the Treasury bond rates as of the grant date. The average expected life of stock-based awards is based on vesting schedules and contractual terms. Expected volatility of stock was calculated using a rate based upon the historical volatility of publicly traded companies in the Company’s peer group in the aerospace industry. This was used because TD Group’s common stock has only been publicly traded since March 2006. Notwithstanding the special cash dividend paid in October 2009, the Company historically has not paid regular cash dividends and does not anticipate paying regular cash dividends in future periods; thus, no dividend rate assumption is used.

The total fair value of options vested during fiscal years ended September 30, 2012, 2011, and 2010 was $11.4 million, $7.8 million and $4.6 million, respectively.

2006 Stock Incentive Plan

In conjunction with the consummation of the initial public offering, a 2006 stock incentive plan was adopted by TD Group. In July 2008 and March 2011, the plan was amended to increase the number of shares available for issuance thereunder. TD Group has reserved 8,119,668 shares of its common stock for issuance to key employees, directors or consultants under the plan. Awards under the plan may be in the form of options, restricted stock or other stock-based awards. Options granted under the plan will expire no later than the tenth anniversary of the applicable date of grant of the options, and will have an exercise price of not less than the fair market value of our common stock on the date of grant. Restricted stock granted under the plan vests over three years.

All outstanding options under the 2006 stock incentive plan will accelerate and become fully vested if the closing price of the Company’s common stock exceeds $160 per share for options granted prior to October 1, 2011 or $170 per share for options granted in fiscal 2012, in each case on any 60 trading days during any consecutive 12-month period.

During the fiscal year ended September 30, 2012, 920 shares of common stock were issued with a weighted-average grant date fair value of $125.48.

Performance Vested Stock Options—All of the options granted through September 30, 2012 under the 2006 stock incentive plan have been pursuant to an equity incentive program adopted by the Company in 2008. Under the 2008 equity incentive program, all of the options granted will vest based on the Company’s achievement of established operating performance goals. The following table summarizes the activity, pricing and other information for the Company’s performance vested stock-based award activity during the fiscal year ended September 30, 2012:

	Number of Options	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	4,636,085	$47.80
Granted	711,725	107.21
Exercised	(166,505)	32.52
Forfeited	(455,110)	58.69

Outstanding at September 30, 2012	4,726,195	$56.24	7.4 years	$404,704,078

Expected to vest	1,728,021	$51.12	7.2 years	$156,811,187

Exercisable at September 30, 2012	1,732,475	$37.17	6.6 years	$181,390,133

At September 30, 2012, 3,142,616 remaining shares were available for award under TD Group’s 2006 stock incentive plan.

2003 Stock Option Plan

Certain executives and key employees of the Company were granted stock options under TD Group’s 2003 stock option plan. Upon the closing of the acquisition of the Company by Warburg Pincus in 2003, certain employees rolled over certain then-existing options to purchase shares of common stock of TransDigm Holdings. These employees were granted rollover options to purchase an aggregate of 3,870,152 shares of common stock of TD Group (after giving effect to the 149.60 for 1.00 stock split effected on March 14, 2006). All rollover options granted were fully vested on the date of grant. In addition to shares of common stock reserved for issuance upon the exercise of rollover options, an aggregate of 5,469,301 shares of TD Group’s common stock were reserved for issuance upon the exercise of new management options. In general, approximately 20% of all new management options vested based on employment service or a change in control. These time vested options had a graded vesting schedule of up to four years. Approximately 80% of all new management options vested (i) based upon the satisfaction of specified performance criteria, which is annual and cumulative EBITDA As Defined targets through 2008, or (ii) upon the occurrence of a change in control if the Investor Group (defined as Warburg Pincus and the other initial investors in TD Group) received a minimum specified rate of return. Unless terminated earlier, the options expire ten years from the date of grant. All of the outstanding performance options were vested as of September 30, 2012.

TD Group has reserved a total of 9,339,453 shares of its common stock for issuance to the Company’s employees under the plan, 9,261,624 of which had been issued as of September 30, 2012.

Time Vested Stock Options—The following table summarizes activity, pricing and other information for the Company’s time vested stock-based award activity during the fiscal year ended September 30, 2012:

	Number of Options	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	575,025	$10.33
Granted	—	—
Exercised	(237,550)	8.44
Forfeited	—	—

Outstanding at September 30, 2012	337,475	$11.66	1.8 years	$43,942,620

Exercisable at September 30, 2012	337,475	$11.66	1.8 years	$43,942,620

Performance Vested Stock Options—The following table summarizes the activity, pricing and other information for the Company’s performance vested stock-based award activity during the fiscal year ended September 30, 2012:

	Number of Options	Weighted-Average Exercise Price Per Option	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at September 30, 2011	1,521,185	$11.87
Granted	—	—
Exercised	(806,538)	9.49
Forfeited	—	—

Outstanding at September 30, 2012	714,647	$14.56	2.6 years	$90,981,710

Exercisable at September 30, 2012	714,647	$14.56	2.6 years	$90,981,710

Rollover Option Awards—The following table summarizes the activity, pricing and other information for the Company’s rollover option award activity during the fiscal year ended September 30, 2012:

	Number of Options	Weighted-Average Exercise Price Per Option
Outstanding at September 30, 2011	84,436	$3.47
Granted	—	—
Exercised	(84,436)	3.47
Forfeited	—	—

Outstanding at September 30, 2012	—	$—

Exercisable at Septmeber 30, 2012	—	$—

The total intrinsic value of time, performance and rollover options exercised during the fiscal years ended September 30, 2012, 2011 and 2010 was $137.5 million, $63.0 million and $19.0 million, respectively.

Options Not Pursuant to a Shareholder Approved Plan

In addition to the stock options issued under the 2003 stock option plan and 2006 stock incentive plan, two members of the Company’s Board of Directors were also granted stock options of TD Group. Of the 134,040 options issued under these agreements, 16,096 remain outstanding with an exercise price of $6.68. All of such options were vested as of September 30, 2012.

Dividend Equivalent Plans

Pursuant to the Third Amended and Restated TransDigm Group Incorporated 2003 Stock Option Plan Dividend Equivalent Plan and the Second Amended and Restated TransDigm Group Incorporated 2006 Stock Incentive Plan Dividend Equivalent Plan, all of the options granted under the 2003 stock option plan and the 2006 stock incentive plan are entitled to certain dividend equivalent payments in the event of the declaration of a dividend by the Company. Options granted outside the plans to directors are also entitled to comparable dividend equivalents. The Company declared a special dividend of $7.65 per share in October 2009. See Note 11. As a result, holders of outstanding vested options received dividend equivalents of approximately $36.4 million in the aggregate. In addition, to the extent unvested options outstanding on the dividend declaration date vest, such options will be entitled to receive a dividend equivalent payment in the amount of $7.65 per share at the time of vesting.

18. LEASES

TransDigm leases certain manufacturing facilities, equipment and vehicles with rental payments required through January 2051. Rental expense during the years ended September 30, 2012, 2011 and 2010 was $7.9 million, $5.9 million and $4.2 million, respectively.

Future minimum rental commitments at September 30, 2012 under operating leases having initial or remaining non-cancelable lease terms exceeding one year are $7.7 million in fiscal 2013, $7.4 million in fiscal 2014, $5.7 million in fiscal 2015, $5.1 million in fiscal 2016, $3.7 million in fiscal 2017, and $20.4 million thereafter.

19. FAIR VALUE MEASUREMENTS

The following tables present our assets and liabilities that are measured at fair value on a recurring basis and are categorized using the fair value hierarchy. The fair value hierarchy has three levels based on the reliability of the inputs used to determine fair value. Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities. Level 2 inputs are quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs (other than quoted prices) that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability. A financial asset or liability’s classification within the hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

The following summarizes the carrying amounts and fair values of financial instruments as of September 30 (in thousands):

	Level	September 30, 2012		September 30, 2011
		Carrying Amount	Fair Value	Carrying Amount	Fair Value
Assets:
Cash and cash equivalents	1	$440,524	$440,524	$376,183	$376,183
Liabilities:
Interest rate swap agreements(1)	2	9,800	9,800	—	—
Interest rate swap agreements(2)	2	—	—	5,600	5,600
Long-term debt:
Term loans	2	2,019,125	2,037,000	1,538,375	1,496,000
7 3/4% Senior Subordinated Notes due 2018	1	1,600,000	1,696,000	1,600,000	1,616,000

(1)	Included in Accrued liabilities on the Consolidated Balance Sheet.
(2)	Included in Other non-current liabilities on the Consolidated Balance Sheet.

Interest rate swap agreements were measured at fair value using quoted market prices for the swap interest rate indexes over the term of the swap discounted to present value versus the fixed rate of the contract. The estimated fair value of the Company’s term loans was based on information provided by the agent under the Company’s New Senior Secured Credit Facility. The estimated fair values of the Company’s 7 3/4% senior subordinated notes due 2018 were based upon quoted market prices.

20. DERIVATIVES AND HEDGING ACTIVITIES

The Company is exposed to, among other things, the impact of changes in interest rates in the normal course of business. The Company’s risk management program is designed to manage the exposure and volatility arising from these risks, and utilizes derivative financial instruments to offset a portion of these risks. The Company uses derivative financial instruments only to the extent necessary to hedge identified business risks, and does not enter into such transactions for trading purposes. The Company generally does not require collateral or other security with counterparties to these financial instruments and is therefore subject to credit risk in the event of nonperformance; however, the Company monitors credit risk and currently does not anticipate nonperformance by other parties.

Interest rate swap agreements are used to manage interest rate risk associated with floating-rate borrowings under our New Senior Secured Credit Facility. The interest rate swap agreements utilized by the Company effectively modify the Company’s exposure to interest rate risk by converting a portion of the Company’s floating-rate debt to a fixed rate basis through the expiration date of the interest rate swap agreements, thereby reducing the impact of interest rate changes on future interest expense. These agreements involve the receipt of floating rate amounts in exchange for fixed rate interest payments over the term of the agreements without an exchange of the underlying principal amount. These derivative instruments qualify as effective cash flow hedges under GAAP. For these hedges, the effective portion of the gain or loss from the financial instruments is initially reported as a component of accumulated other comprehensive income (loss) in stockholders’ equity and subsequently reclassified into earnings in the same line as the hedged item in the same period or periods during which the hedged item affects earnings.

At September 30, 2012, three forward-starting interest rate swap agreements were in place to swap variable rates on the New Senior Secured Credit Facility for a fixed rate based on an aggregate notional amount of $353 million. Beginning December 31, 2012, these interest rate swap agreements will effectively convert the variable interest rate on the aggregate notional amount of the New Senior Secured Credit Facility to a fixed rate of 5.17% (2.17% plus the 3% margin percentage) through June 30, 2015.

21. ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS)

Accumulated other comprehensive income (loss) consists of the following at September 30 (in thousands):

	2012	2011
Interest rate swap agreements, net of taxes of $3.7 million for 2012 and $2.1 million for 2011	$(6,135)	$(3,500)
Cumulative foreign currency translation adjustments	480	1,795
Pension liability adjustments, net of taxes of $1.8 million for 2012 and $1.0 million for 2011	(2,396)	(1,572)

Total	$(8,051)	$(3,277)

22. DISCONTINUED OPERATIONS

On March 9, 2011, the Company completed the divestiture of its fastener business for approximately $239.6 million in cash. The Company recorded a gain on sale of the fastener business of approximately $23.6 million, net of tax of $56.5 million. This business, which was acquired as part of the McKechnie Aerospace acquisition, is made up of Valley-Todeco, Inc. and Linread Ltd. The business designs and manufactures fasteners, fastening systems and bearings for commercial, military and general aviation aircraft.

On April 7, 2011, the Company completed the divestiture of Aero Quality Sales (“AQS”) to Satair A/S for approximately $31.8 million in cash, which includes a $1.8 million working capital adjustment received in the third quarter of fiscal 2011. The Company recorded a loss on the sale of AQS of approximately $1.6 million, net of tax of $6.2 million. AQS, which was acquired as part of the McKechnie Aerospace acquisition, is a distributor and service center of aircraft batteries and battery support equipment. The Company’s Chairman and Chief Executive Officer, W. Nicholas Howley, was a director of Satair A/S from 2006 through October 2011.

The sales of the fastener business and AQS have been accounted for as discontinued operations and accordingly the consolidated statements of income have classified the operating results to reflect discontinued operations presentation. The following is the summarized operating results for the fastener business and AQS for the fiscal year ended September 30, 2011 (in thousands).

Fiscal Year Ended September 30, 2011
Net sales	$24,058

Loss from discontinued operations before income taxes	$(2,917)
Income tax benefit	794

Loss from discontinued operations	(2,123)
Net gain on sales of discontinued operations, net of tax	22,032

Income from discontinued operations	$19,909

23. QUARTERLY FINANCIAL DATA (UNAUDITED)

	First Quarter Ended December 31, 2011	Second Quarter Ended March 31, 2012	Third Quarter Ended June 30, 2012	Fourth Quarter Ended September 30, 2012
	(in thousands, except per share amounts)
Year Ended September 30, 2012
Net sales	$352,473	$423,469	$461,660	$462,606
Gross profit	199,555	236,040	253,302	256,820
Net income	65,105	81,552	90,446	87,866
Net earnings per share—basic and diluted	$1.15	$1.51	$1.68	$1.63

	First Quarter Ended January 1, 2011	Second Quarter Ended April 2, 2011	Third Quarter Ended July 2, 2011	Fourth Quarter Ended September 30, 2011
	(in thousands, except per share amounts)
Year Ended September 30, 2011:
Net sales	$233,552	$304,307	$325,209	$342,953
Gross profit	127,146	157,874	183,149	193,016
Net income (loss) from continuing operations	(7,153)	36,697	58,368	64,313
Net income (loss) from discontinued operations	(205)	19,120	(2,088)	3,082

Net income (loss)	$(7,358)	$55,817	$56,280	$67,395

Net earnings (loss) per share from continuing operations—basic and diluted	$(0.19)	$0.69	$1.10	$1.20
Net earnings (loss) per share from discontinued operations—basic and diluted	—	0.35	(0.04)	0.06

Net earnings (loss) per share—basic and diluted	$(0.19)	$1.04	$1.06	$1.26

24. SUBSEQUENT EVENTS

Amendment No. 2 to Revolving Credit Facility—In accordance with the terms of the credit agreement dated December 6, 2010, as amended by the Amendment No.1, dated as of March 25, 2012, TransDigm Inc. entered into Amendment No. 2 to the Existing Senior Secured Credit Facility on October 9, 2012. Amendment No. 2 to the Existing Senior Secured Credit Facility provides for a modification to the restricted payment covenant to permit a special dividend in an amount not to exceed $850 million and a modification to the financial covenant ratios in its New Senior Secured Credit Facility.

Amendment No. 2 to Term Loan Credit Facility—In accordance with the terms of the credit agreement, dated as of February 14, 2011, as amended by Amendment No. 1 and Incremental Term Loan Assumption Agreement, dated as of February 15, 2012, TransDigm Inc. entered into Amendment No. 2 and Incremental Term Loan Assumption Agreement to the New Senior Secured Credit Facility (the “Term Loan Credit Facility Amendment”) on October 9, 2012. The Term Loan Credit Facility Amendment provides for an additional term loan facility in the aggregate principal amount of $150 million. The additional term loan facility was fully drawn on October 15, 2012.

The terms and conditions that apply to the additional term loan facility are substantially the same as the terms and conditions that apply to the existing term loans under the New Senior Secured Credit Facility. In addition, the Term Loan Credit Facility Amendment provides for a modification to the incremental term loan facility by excluding the incremental term facility from the calculation of the availability thereunder and a modification to the restricted payment covenant to permit a special dividend in an amount not to exceed $850 million.

Issuance of Senior Subordinated Notes—On October 15, 2012 TransDigm issued $550 million in aggregate principal amount of its 5 1/2% Senior Subordinated Notes due 2020 (the “2020 Notes”) at an issue price of 100% of the principal amount. The 2020 Notes bear interest at the rate of 5 1/2% per annum, which accrues from October 15, 2012 and is payable semiannually in arrears on April 15 and October 15 of each year, commencing on April 15, 2013. The 2020 Notes mature on October 15, 2020, unless earlier redeemed or repurchased, and are subject to the terms and conditions as defined in the indenture governing the 2020 notes.

The 2020 Notes are subordinated to all of TransDigm’s existing and future senior debt, rank equally with all of its existing and future senior subordinated debt and rank senior to all of its future debt that is expressly subordinated to the 2020 Notes. The 2020 Notes are guaranteed on a senior subordinated unsecured basis by TD Group and its wholly-owned domestic subsidiaries named in the indenture. The guarantees of the 2020 Notes are subordinated to all of the guarantors’ existing and future senior debt, rank equally with all of their existing and future senior subordinated debt and rank senior to all of their future debt that is expressly subordinated to the guarantees of the 2020 Notes. The 2020 Notes are structurally subordinated to all of the liabilities of TD Group’s non-guarantor subsidiaries.

Special Cash Dividend—On October 15, 2012 the Company’s board of directors authorized and declared a special cash dividend of $12.85 on each outstanding share of common stock and cash dividend equivalent payments under certain of its stock option plans. The special cash dividend amounting to approximately $663.5 million was paid in November 2012 and Dividend Equivalent Payments amounting to approximately $36.0 million will be paid prior to December 31, 2012.

Agreement to Acquire Goodrich Pump & Engine Control Systems— On October 25, 2012, the Company entered into a definitive agreement with Goodrich Corporation, a subsidiary of United Technologies Corporation, to acquire the assets of the Goodrich Pump & Engine Control Systems business (“GPECS”) for approximately $236 million in cash. The acquisition, which is subject to approval by the U.S. Department of Justice and the European Commission, is expected to close late in the current calendar year or early in 2013. GPECS manufactures proprietary, highly engineered aerospace fuel systems for the business jet, helicopter, military and commercial marketplace.

On December 6, 2012, TransDigm Inc. and Goodrich Corporation mutually agreed to terminate the asset purchase agreement dated October 26, 2012.

25. SUPPLEMENTAL GUARANTOR INFORMATION

TransDigm’s 7 3/4% senior subordinated notes due 2018 (the “2018 Notes”) (see Note 11) are jointly and severally guaranteed, on a senior subordinated basis, by TD Group and TransDigm Inc.’s 100% Domestic Restricted Subsidiaries, as defined in the Indenture. The following supplemental condensed consolidating financial information presents, in separate columns, the balance sheets of the Company as of September 30, 2012 and September 30, 2011 and its statements of income and cash flows for the fiscal years ended September 30, 2012, 2011 and 2010 for (i) TransDigm Group on a parent only basis with its investment in subsidiaries recorded under the equity method, (ii) TransDigm Inc. including its directly owned operations and non-operating entities, (iii) the Subsidiary Guarantors on a combined basis, (iv) Non-Guarantor Subsidiaries after December 14, 2010 and (v) the Company on a consolidated basis.

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2012

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$20,100	$406,891	$4,494	$9,039	$—	$440,524
Trade accounts receivable—Net	—	12,261	207,537	17,486	(1,501)	235,783
Inventories—Net	—	23,410	272,180	25,397	(484)	320,503
Deferred income taxes	—	29,134	—	—	—	29,134
Prepaid expenses and other	—	9,585	12,626	2,376	—	24,587

Total current assets	20,100	481,281	496,837	54,298	(1,985)	1,050,531
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	1,198,734	4,720,602	2,055,938	43,745	(8,019,019)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	15,685	144,177	12,875	—	172,737
GOODWILL	—	85,680	2,872,483	77,339	—	3,035,502
TRADEMARKS AND TRADE NAMES	—	19,377	416,490	31,747	—	467,614
OTHER INTANGIBLE ASSETS—Net	—	8,151	614,225	33,620	—	655,996
DEBT ISSUE COSTS—Net	—	62,190	—	—	—	62,190
OTHER	—	2,750	(27,249)	39,546	—	15,047

TOTAL ASSETS	$1,218,834	$5,395,716	$6,572,901	$293,170	$(8,021,004)	$5,459,617

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$20,500	$—	$—	$—	$20,500
Accounts payable	—	10,068	54,054	11,553	(1,497)	74,178
Accrued liabilities	—	68,808	64,250	6,179	—	139,237

Total current liabilities	—	99,376	118,304	17,732	(1,497)	233,915
LONG-TERM DEBT	—	3,598,625	—	—	—	3,598,625
DEFERRED INCOME TAXES	—	356,896	—	—	—	356,896
OTHER NON-CURRENT LIABILITIES	—	24,083	26,480	784	—	51,347

Total liabilities	—	4,078,980	144,784	18,516	(1,497)	4,240,783

STOCKHOLDERS’ EQUITY	1,218,834	1,316,736	6,428,117	274,654	(8,019,507)	1,218,834

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,218,834	$5,395,716	$6,572,901	$293,170	$(8,021,004)	$5,459,617

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING BALANCE SHEET

AS OF SEPTEMBER 30, 2011

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$5,695	$360,074	$2,115	$8,299	$—	$376,183
Trade accounts receivable— Net	—	11,183	170,420	8,484	(794)	189,293
Inventories—Net	—	23,311	233,726	8,264	16	265,317
Deferred income taxes	—	23,248	7,596	—	—	30,844
Prepaid expenses and other	—	2,571	5,451	633	—	8,655

Total current assets	5,695	420,387	419,308	25,680	(778)	870,292
INVESTMENT IN SUBSIDIARIES AND INTERCOMPANY BALANCES	805,254	3,746,531	1,557,736	(8,494)	(6,101,027)	—
PROPERTY, PLANT AND EQUIPMENT—Net	—	15,903	129,566	5,331	—	150,800
GOODWILL	—	81,736	2,478,780	35,231	—	2,595,747
TRADEMARKS AND TRADE NAMES	—	19,376	313,280	12,286	—	344,942
OTHER INTANGIBLE ASSETS—Net	—	8,760	459,615	15,049	—	483,424
DEBT ISSUE COSTS—Net	—	59,007	—	—	—	59,007
OTHER	—	2,415	7,010	(1)	—	9,424

TOTAL ASSETS	$810,949	$4,354,115	$5,365,295	$85,082	$(6,101,805)	$4,513,636

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$—	$15,500	$—	$—	$—	$15,500
Accounts payable	—	8,071	49,944	4,889	(794)	62,110
Accrued liabilities	—	58,086	68,333	2,830	—	129,249

Total current liabilities	—	81,657	118,277	7,719	(794)	206,859
LONG-TERM DEBT	—	3,122,875	—	—	—	3,122,875
DEFERRED INCOME TAXES	—	199,610	110,841	—	—	310,451
OTHER NON-CURRENT LIABILITIES	—	26,717	35,785	—	—	62,502

Total liabilities	—	3,430,859	264,903	7,719	(794)	3,702,687

STOCKHOLDERS’ EQUITY	810,949	923,256	5,100,392	77,363	(6,101,011)	810,949

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$810,949	$4,354,115	$5,365,295	$85,082	$(6,101,805)	$4,513,636

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2012

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
NET SALES	$—	$103,694	$1,508,067	$102,299	$(13,852)	$1,700,208
COST OF SALES	—	64,394	622,056	81,390	(13,349)	754,491

GROSS PROFIT	—	39,300	886,011	20,909	(503)	945,717
SELLING AND ADMINISTRATIVE EXPENSES	—	61,214	125,261	15,234	—	201,709
AMORTIZATION OF INTANGIBLE ASSETS	—	624	41,937	1,672	—	44,233

INCOME (LOSS) FROM OPERATIONS	—	(22,538)	718,813	4,003	(503)	699,775
INTEREST EXPENSE—Net	—	208,384	2,268	1,254	—	211,906
EQUITY IN INCOME OF SUBSIDIARIES	(324,969)	(465,683)	—	—	790,652	—

INCOME BEFORE INCOME TAXES	324,969	234,761	716,545	2,749	(791,155)	487,869
INCOME TAX PROVISION (BENEFIT)	—	(90,208)	251,514	1,594	—	162,900

NET INCOME	$324,969	$324,969	$465,031	$1,155	$(791,155)	$324,969

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2011

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
NET SALES	$—	$81,944	$1,097,662	$31,649	$(5,234)	$1,206,021
COST OF SALES	—	46,438	479,536	24,334	(5,472)	544,836

GROSS PROFIT	—	35,506	618,126	7,315	238	661,185
SELLING AND ADMINISTRATIVE EXPENSES	—	44,754	85,796	3,172	(11)	133,711
AMORTIZATION OF INTANGIBLE ASSETS	—	624	37,900	1,815	—	40,339

INCOME (LOSS) FROM OPERATIONS	—	(9,872)	494,430	2,328	249	487,135
INTEREST EXPENSE—Net	—	183,175	777	1,304	—	185,256
REFINANCING COSTS	—	72,454	—	—	—	72,454
EQUITY IN INCOME OF SUBSIDIARIES	(172,134)	(345,158)	—	—	517,292	—

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	172,134	79,657	493,653	1,024	(517,043)	229,425
INCOME TAX PROVISION (BENEFIT)	—	(92,477)	167,822	1,855	—	77,200

INCOME (LOSS) FROM CONTINUING OPERATIONS	172,134	172,134	325,831	(831)	(517,043)	152,225
INCOME FROM DISCONTINUED OPERATIONS, NET OF TAX	—	—	4,883	15,026	—	19,909

NET INCOME	$172,134	$172,134	$330,714	$14,195	$(517,043)	$172,134

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF INCOME

FOR THE YEAR ENDED SEPTEMBER 30, 2010

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET SALES	$—	$64,990	$766,068	$(3,404)	$827,654
COST OF SALES	—	36,398	320,288	(2,098)	354,588

GROSS PROFIT	—	28,592	445,780	(1,306)	473,066
SELLING AND ADMINISTRATIVE EXPENSES	—	31,130	65,088	(1,300)	94,918
AMORTIZATION OF INTANGIBLE ASSETS	—	624	14,455	—	15,079

INCOME (LOSS) FROM OPERATIONS	—	(3,162)	366,237	(6)	363,069
INTEREST EXPENSE—Net	—	110,127	2,107	—	112,234
EQUITY IN INCOME OF SUBSIDIARIES	(163,445)	(237,334)	—	400,779	—

INCOME BEFORE INCOME TAXES	163,445	124,045	364,130	(400,785)	250,835
INCOME TAX PROVISION (BENEFIT)	—	(39,400)	126,790	—	87,390

NET INCOME	$163,445	$163,445	$237,340	$(400,785)	$163,445

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30, 2012

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$—	$(119,491)	$523,759	$9,466	$151	$413,885
INVESTING ACTIVITIES:
Capital expenditures	—	(1,865)	(22,259)	(1,122)	—	(25,246)
Acquisition of businesses, net of cash acquired	—	(868,696)	—	—	—	(868,696)
Cash proceeds from sale of business	—	17,650	—	—	—	17,650

Net cash used in investing activities	—	(852,911)	(22,259)	(1,122)	—	(876,292)

FINANCING ACTIVITIES:
Intercompany activities	(47,715)	554,153	(499,121)	(7,166)	(151)	—
Excess tax benefits related to share-based payment arrangements	50,555	—	—	—	—	50,555
Proceeds from exercise of stock options	15,710	—	—	—	—	15,710
Dividends paid	(3,299)	—	—	—	—	(3,299)
Treasury stock purchased	(846)	—	—	—	—	(846)
Proceeds from new senior secured credit facility—net	—	484,316	—	—	—	484,316
Repayment on new senior secured credit facility	—	(19,250)	—	—	—	(19,250)

Net cash provided by (used in) financing activities	14,405	1,019,219	(499,121)	(7,166)	(151)	527,186

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	—	(438)	—	(438)

INCREASE IN CASH AND CASH EQUIVALENTS	14,405	46,817	2,379	740	—	64,341
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,695	360,074	2,115	8,299	—	376,183

CASH AND CASH EQUIVALENTS, END OF PERIOD	$20,100	$406,891	$4,494	$9,039	$—	$440,524

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30, 2011

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$—	$(164,846)	$409,483	$14,102	$1,647	$260,386
INVESTING ACTIVITIES:
Capital expenditures	—	(2,639)	(15,140)	(247)	—	(18,026)
Acquisition of businesses, net of cash acquired	—	(1,650,363)	—	—	—	(1,650,363)
Cash proceeds from sales of discontinued operations	—	271,361	—	—	—	271,361

Net cash used in investing activities	—	(1,381,641)	(15,140)	(247)	—	(1,397,028)

FINANCING ACTIVITIES:
Intercompany activities	(28,997)	431,648	(395,256)	(5,748)	(1,647)	—
Excess tax benefits related to share-based payment arrangements	23,411	—	—	—	—	23,411
Proceeds from exercise of stock options	9,208	—	—	—	—	9,208
Dividends paid	(2,811)	—	—	—	—	(2,811)
Proceeds from new senior secured credit facility—net		1,500,048	—	—	—	1,500,048
Repayment on new senior secured credit facility		(11,625)	—	—	—	(11,625)
Proceeds from senior subordinated notes due 2018—net		1,582,184	—	—	—	1,582,184
Repurchase of senior subordinated notes due 2014—net		(1,041,894)	—	—	—	(1,041,894)
Repayment of existing senior secured credit facility		(780,000)	—	—	—	(780,000)

Net cash provided by (used in) financing activities	811	1,680,361	(395,256)	(5,748)	(1,647)	1,278,521

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	—	—	—	192	—	192

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	811	133,874	(913)	8,299	—	142,071
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	4,884	226,200	3,028	—	—	234,112

CASH AND CASH EQUIVALENTS, END OF PERIOD	$5,695	$360,074	$2,115	$8,299	$—	$376,183

TRANSDIGM GROUP INCORPORATED

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

FOR THE YEAR ENDED SEPTEMBER 30, 2010

(Amounts in Thousands)

	TransDigm Group	TransDigm Inc.	Subsidiary Guarantors	Eliminations	Total Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$—	$(53,873)	$251,175	$2	$197,304
INVESTING ACTIVITIES:
Capital expenditures	—	(1,875)	(11,012)	—	(12,887)
Acquisition of businesses, net of cash acquired	—	(166,557)	—	—	(166,557)
Cash proceeds from sale of real estate	—	—	2,885	—	2,885

Net cash used in investing activities	—	(168,432)	(8,127)	—	(176,559)

FINANCING ACTIVITIES:
Intercompany activities	370,544	(129,373)	(241,169)	(2)	—
Excess tax benefits related to share-based payment arrangements	17,459	—	—	—	17,459
Proceeds from exercise of stock options	6,361	—	—	—	6,361
Dividends paid	(404,868)	—	—	—	(404,868)
Proceeds from senior subordinated notes-net	—	404,248	—	—	404,248

Net cash provided by (used in) financing activities	(10,504)	274,875	(241,169)	(2)	23,200

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(10,504)	52,570	1,879	—	43,945
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	15,388	173,630	1,149	—	190,167

CASH AND CASH EQUIVALENTS, END OF PERIOD	$4,884	$226,200	$3,028	$—	$234,112

*****

TRANSDIGM GROUP INCORPORATED

VALUATION AND QUALIFYING ACCOUNTS

FOR THE YEARS ENDED SEPTEMBER 30, 2012, 2011, AND 2010

(Amounts in Thousands)

Column A	Column B	Column C		Column D	Column E
Description	Balance at Beginning of Period	Additions		Deductions from Reserve(1)	Balance at End of Period
		Charged to Costs and Expenses	Acquisitions
Year Ended September 30, 2012
Allowance for doubtful accounts	$2,873	$1,555	$1,066	$(534)	$4,960
Reserve for excess and obsolete inventory	25,623	11,839	4,933	(6,314)	36,081
Year Ended September 30, 2011
Allowance for doubtful accounts	2,270	570	599	(566)	2,873
Reserve for excess and obsolete inventory	18,251	8,361	415	(1,404)	25,623
Year Ended September 30, 2010
Allowance for doubtful accounts	2,448	(156)	678	(700)	2,270
Reserve for excess and obsolete inventory	17,018	22	1,882	(671)	18,251

(1)	The amounts in this column represent charge-offs net of recoveries.